UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

Filed by the Registrant  ☒                            Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

WASTE CONNECTIONS, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies:

	(2)	Aggregate number of securities to which transaction applies:

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

The Woodlands, Texas

April 4, 2012

Dear Stockholders:

You are cordially invited to attend the Waste Connections, Inc. Annual Meeting of Stockholders on Friday, May 18, 2012, at 10:00 a.m. (Central Daylight Time). The meeting will be held at the Hyatt Market Street, 9595 Six Pines, The Woodlands, Texas 77380. Directions to the Hyatt Market Street appear on the back cover of this notice of annual meeting and proxy statement.

Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need electronically, which is more environmentally friendly and reduces our costs to print and distribute these materials. On or about April 6, 2012, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy statement for our 2012 Annual Meeting of Stockholders and Annual Report to Stockholders for the fiscal year 2011. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. We will not mail the Notice to stockholders who have previously elected to receive a paper copy of the proxy materials. On or about April 6, 2012, we will also first mail this proxy statement and the enclosed proxy card to certain stockholders.

The matters to be acted upon are described in the accompanying notice of annual meeting and proxy statement. At the meeting, we will also report on Waste Connections’ operations. As always, we are looking forward to meeting our stockholders in person, and responding to any questions you may have about the company.

YOUR VOTE IS VERY IMPORTANT.    Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy in order to ensure the presence of a quorum. You may do so by returning your proxy card by mail or, pursuant to instructions you receive from your bank or broker, by using the Internet or your telephone. If you attend the meeting, you will have the right to revoke any proxy you previously submitted and vote your shares in person.

Very truly yours,

Ronald J. Mittelstaedt

Chairman and Chief Executive Officer

WASTE CONNECTIONS, INC.

Waterway Plaza Two

10001 Woodloch Forest Drive, Suite 400

The Woodlands, Texas 77380

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Waste Connections, Inc. will be held on Friday, May 18, 2012, at 10:00 a.m. (Central Daylight Time). The meeting will be held at Hyatt Market Street, 9595 Six Pines, The Woodlands, Texas 77380, for the following purposes:

1.	To elect Michael W. Harlan and William J. Razzouk to serve as Class II directors for a term of three years and until a successor for each has been duly elected and qualified, which is RECOMMENDED by our Board of Directors;

2.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012, which is RECOMMENDED by our Board of Directors;

3.	To approve on a non-binding, advisory basis the compensation of our named executive officers as disclosed in this proxy statement (“say on pay”), which is RECOMMENDED by our Board of Directors;

4.	To vote on a stockholder proposal concerning adoption of a simple majority voting standard in our charter and bylaws, which is OPPOSED by our Board of Directors;

5.	To vote on a stockholder proposal concerning adoption of a policy that the chairman of our Board of Directors be an independent director, which is OPPOSED by our Board of Directors; and

6.	To transact such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof.

Only stockholders of record of Waste Connections common stock at the close of business on March 20, 2012, are entitled to receive notice of and to vote at the Annual Meeting of Stockholders or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the

Annual Meeting of Stockholders to be Held on May 18, 2012

Our 2012 Proxy Materials and Annual Report to Stockholders for the fiscal year 2011 are available at http://phx.corporate-ir.net/phoenix.zhtml?c=118605&p=irol-proxy.

Stockholders of record may vote their proxies by signing, dating and returning the enclosed proxy card. If your shares are held in the name of a bank or broker, you may be able to vote on the Internet or by telephone. Please follow the instructions on the form you receive. The method by which you decide to vote will not limit your right to vote at the Annual Meeting of Stockholders. If you later decide to attend the Annual Meeting of Stockholders, you may revoke your previously submitted proxy and vote your shares in person.

By Order of the Board of Directors,

Patrick J. Shea

Secretary

April 4, 2012

Your vote is important. Whether or not you plan to attend the Annual Meeting of Stockholders, we urge you to vote and submit your proxy as promptly as possible in order to ensure your representation at the annual meeting.

PROXY STATEMENT

WASTE CONNECTIONS, INC.

Waterway Plaza Two

10001 Woodloch Forest Drive, Suite 400

The Woodlands, Texas 77380

PROXY STATEMENT

FOR THE

ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

About this Proxy Statement

We sent you these proxy materials because our Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting of Stockholders of Waste Connections, Inc., or the company. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission, or the SEC, and that is designed to assist you in voting your shares.

We will bear the costs of soliciting proxies from our stockholders. In addition to soliciting proxies by mail, our directors, officers and employees, without receiving additional compensation, may solicit proxies by telephone or in person.

Under the Securities and Exchange Commission rules that allow companies to furnish proxy materials to stockholders over the Internet, we have elected to deliver our proxy materials to the majority of our stockholders over the Internet. This delivery process allows us to provide stockholders with the information they need electronically, which is more environmentally friendly and reduces our costs to print and distribute these materials. On or about April 6, 2012, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials, or the Notice, containing instructions on how to access our proxy statement for our 2012 Annual Meeting of Stockholders and Annual Report to Stockholders for the fiscal year 2011. The Notice also provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of the proxy materials by mail. We will not mail the Notice to stockholders who have previously elected to receive a paper copy of the proxy materials. On or about April 6, 2012, we will also first mail this proxy statement and the enclosed proxy card to certain stockholders.

Who May Vote

Every holder of Waste Connections common stock, as recorded in our stock register at the close of business on March 20, 2012, may vote at the annual meeting. As of March 20, 2012, 123,354,795 shares of our common stock were outstanding and entitled to vote. Each stockholder of record is entitled to one vote for each share of our common stock held by the stockholder.

Voting and Revocation

You may receive more than one proxy card and/or Notice depending on how you hold your shares. You should complete and return each proxy card or other voting instruction request provided to you.

Registered Holders

If you are a registered holder of our common stock as of the record date, you will be able to vote your proxy by mail by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided. You may also attend the annual meeting and vote in person.

Even if you vote your proxy by mailing the enclosed proxy card, you may revoke your proxy and cast a new vote at the annual meeting, if we are able to verify that you are a registered holder of our common stock, by filing a notice revoking the prior proxy and then voting in person. You may also change your vote before the annual meeting by properly submitting another proxy bearing a later date or by delivering a letter revoking the proxy to our Corporate Secretary at: Waste Connections, Inc., Waterway Plaza Two, 10001 Woodloch Forest Drive, Suite 400, The Woodlands, Texas 77380. The proxy with the latest date properly submitted by you before voting is closed at the annual meeting will be counted.

Shares Held in Street Name

If you have selected a broker, bank or other intermediary to hold your shares rather than having them directly registered in your name with our transfer agent, Wells Fargo Bank, N.A., you will receive instructions from your broker, bank or other intermediary on the procedure to follow to vote your shares. Your broker, bank or other intermediary also may permit you to vote your proxy by telephone or the Internet. Please be aware that beneficial owners of shares held by brokers, banks or other intermediaries may not vote their shares in person at the annual meeting unless they first obtain a written authorization to do so from their broker, bank or other intermediary and can only change or revoke previously issued voting instructions pursuant to instructions provided by their broker, bank or other intermediary. We urge you to vote by following the instructions of your broker, bank or other intermediary.

How Proxies Work

Our Board of Directors is asking for your proxy. Giving us your proxy means that you authorize us to vote your shares at the meeting in the manner you direct.

If you sign your proxy card but do not give voting instructions, we will vote your shares as follows:

•	in favor of our director candidates;

•	in favor of the ratification of the appointment of the independent registered public accounting firm;

•	in favor of the non-binding, advisory approval of the compensation of our named executive officers as disclosed in this proxy statement (also known as say on pay);

•	against the stockholder proposal concerning adoption of a simple majority voting standard in our charter and bylaws; and

•	against the stockholder proposal concerning adoption of a policy that the chairman of our Board of Directors be an independent director.

For any other matters that may properly come before the meeting, your shares will be voted at the discretion of the proxy holders. You may vote for both, one or neither of our director candidates. You may also vote for or against the other proposals, or you may abstain from voting.

Quorum

In order to carry on the business of the annual meeting, we must have a quorum. This means that at least a majority of the outstanding shares entitled to vote as of the close of business on the record date must be present at the meeting, either by proxy or in person.

Abstentions and broker non-votes are counted as present and entitled to vote at the meeting for purposes of determining whether we have a quorum. A broker non-vote occurs when a broker signs and returns a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

Required Vote

The affirmative vote of a majority of the votes cast by holders of the shares present, either in person or by proxy, and entitled to vote is required for the election of each director nominee.

The ratification of the appointment of the independent registered public accounting firm requires the affirmative vote of a majority of the shares present, either by proxy or in person, and entitled to vote.

The affirmative vote of a majority of the shares present, either by proxy or in person, and entitled to vote, is required to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement.

The approval of the two stockholder proposals requires the affirmative vote of a majority of the shares present, either by proxy or in person, and entitled to vote.

Except with respect to the election of our director nominees, abstentions have the same effect as a vote against a matter because they are considered present and entitled to vote, but are not voted. Broker non-votes, if any, will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present. So long as a quorum is present, abstentions and broker non-votes will have no effect on the outcome of the vote for the election of our director nominees.

Attending in Person

Only stockholders, their proxy holders and our invited guests may attend the meeting. If you plan to attend, please bring identification and, if you hold shares in street name, you should bring your bank or broker statement showing your beneficial ownership of our stock in order to be admitted to the meeting.

Counting the Vote

We will use an automated system administered by our transfer agent to tabulate the votes at the annual meeting. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of common stock if the broker or nominee has not received instructions from the beneficial owner or other person entitled to vote.

Forward-Looking Statements

This proxy statement contains “forward-looking statements” (as defined in the Private Securities Litigation Reform Act of 1995). These statements are based on our current expectations and involve risks and uncertainties, which may cause results to differ materially from those set forth in the statements. The forward-looking statements may include statements regarding actions to be taken by us. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements should be evaluated together with the many uncertainties that affect our business, particularly those mentioned in the risk factors in Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2011, and in our periodic reports on Form 10-Q and Form 8-K filed with the SEC.

PROPOSAL 1 — ELECTION OF DIRECTORS

Our Board of Directors is currently composed of five directors and is divided into three classes. One class is elected each year for a three-year term. Our Board of Directors has nominated Michael W. Harlan and William J. Razzouk for reelection to the Board of Directors to serve as Class II Directors until the Annual Meeting of Stockholders to be held in 2015 and until a successor for each has been duly elected and qualified. Proxies will be voted, unless otherwise indicated, for the reelection of Messrs. Harlan and Razzouk to the Board of Directors. Proxies will be voted in a discretionary manner if either of Messrs. Harlan or Razzouk is unable to serve. Each of Messrs. Harlan and Razzouk is currently a director of Waste Connections.

Certain information about Messrs. Harlan and Razzouk and the directors serving in Class I and Class III, whose terms expire in future years, is set forth below.

Name, Background and Qualifications	Age	Director Since

Nominees for Class II Directors for Term Expiring in 2015

Michael W. Harlan serves as President of Harlan Capital Advisors, LLC, a private consulting firm focused on advising companies on strategic planning, mergers and acquisitions, debt and equity investments, and capital raising initiatives. Prior to forming Harlan Capital Advisors, Mr. Harlan served as President and Chief Executive Officer of U.S. Concrete, Inc., a publicly traded producer of concrete, aggregates and related concrete products to all segments of the construction industry, from May 2007 until August 2011. From April 2003 until May 2007, Mr. Harlan served as Executive Vice President and Chief Operating Officer of U.S. Concrete, Inc. He also served as Chief Financial Officer from the founding of U.S. Concrete in May 1999 until November 2004. Mr. Harlan served as a Director of U.S. Concrete, Inc. from June 2006 until August 2011. U.S. Concrete, Inc. operated under the provisions of Chapter 11 of the United States Bankruptcy Code from April 29, 2010 until confirmation of its plan of reorganization on August 31, 2010. From November 1997 to January 30, 1998, Mr. Harlan served as a consultant to Waste Connections on various financial matters. From March 1997 to August 1998, Mr. Harlan was Vice President and Chief Financial Officer of Apple Orthodontix, Inc., a publicly traded company that provides practice management services to orthodontic practices in the U.S. and Canada. From April 1991 to December 1996, Mr. Harlan held various positions in the finance and acquisition departments of USA Waste Services, Inc. (including Sanifill, Inc., which was acquired by USA Waste Services, Inc.), including serving as Treasurer and Assistant Secretary, beginning in September 1993. From May 1982 to April 1991, Mr. Harlan held various positions in the tax and corporate financial consulting services division of Arthur Anderson LLP, where he was a Manager since July 1986. Mr. Harlan is currently the Chairman of the Board of Trustees for the RMC Research and Education Foundation and previously served as a member of the Board of Directors and Executive Committee of the National Ready Mixed Concrete Association. He also serves on the National Steering Committee for the Concrete Industry Management education program where he is as an officer and a member of the Executive Committee and the University of Houston Honors College Advisory Board. Mr. Harlan is a Certified Public Accountant and holds a B.A. degree from the University of Mississippi.

We believe that Mr. Harlan’s qualifications to serve on our Board of Directors include his past experience on our Board of Directors, his substantial experience in the solid waste industry, his significant experience in accounting and financial matters, including his extensive experience as a certified public accountant, his substantial experience with growth-oriented companies, and his experience as a director of another publicly traded company.

	51	1998

Name, Background and Qualifications	Age	Director Since

William J. Razzouk has been President and Chief Executive Officer of Newgistics, Inc., a provider of intelligent order delivery and returns management solutions for direct retailers and technology companies, since March 2005. Mr. Razzouk has also served as a Director of Newgistics, Inc. since March 2005. From August 2000 to December 2002, he was a Managing Director of Paradigm Capital Partners, LLC, a venture capital firm in Memphis, Tennessee focused on meeting the capital and advisory needs of emerging growth companies. From September 1998 to August 2000, he was Chairman of PlanetRx.com, an e-commerce company focused on healthcare and sales of prescription and over-the-counter medicines, health and beauty products and medical supplies. He was also Chief Executive Officer of PlanetRx.com from September 1998 until April 2000. From April 1998 until September 1998, Mr. Razzouk owned a management consulting business and an investment company that focused on identifying strategic acquisitions. From September 1997 until April 1998, he was the President, Chief Operating Officer and a Director of Storage USA, Inc., a then publicly traded (now private) real estate investment trust that owned and operated more than 350 mini storage warehouses. He served as the President and Chief Operating Officer of America Online from February 1996 to June 1996. From 1983 to 1996, Mr. Razzouk held various management positions at Federal Express Corporation, most recently as Executive Vice President, Worldwide Customer Operations, with full worldwide P&L responsibility. Mr. Razzouk previously held management positions at ROLM Corporation, Philips Electronics and Xerox Corporation. He previously was a Director of Fritz Companies, Inc., Sanifill, Inc., Cordis Corp., Storage USA, PlanetRx.com, America Online and La Quinta Motor Inns. Mr. Razzouk holds a Bachelor of Journalism degree from the University of Georgia.

We believe that Mr. Razzouk’s qualifications to serve on our Board of Directors include his past experience on our Board of Directors, his significant experience in corporate financial matters, his experience in the solid waste industry, his substantial experience with growth-oriented companies, and his prior experience as a director of other publicly traded companies.

	64	1998

Class I Director Continuing in Office — Term Expiring in 2014

Robert H. Davis has been the Managing Partner/President of Rubber Recovery Inc., a private, California-based scrap tire processing and recycling company, since July 2006. Mr. Davis is a member of the board of effENERGY LLC, an alternative energy company, and he is the conceptual founder and a member of the external advisory board of the Global Waste Research Institute at California Polytechnic State University. He served as President of Waste Systems International, Inc., a turnkey solid waste management systems provider of environmentally acceptable solutions to developing countries outside the U.S., from November 2007 to 2009. Prior to acquiring his ownership interest in Rubber Recovery Inc., Mr. Davis was President, Chief Executive Officer and a Director of GreenMan Technologies, Inc., a publicly traded tire shredding and recycling company, from 1997 to 2006. Prior to joining GreenMan, Mr. Davis served as Vice President of Recycling for Browning-Ferris Industries, Inc., from 1990 to 1997. A 35-year veteran of the solid waste and recycling industry, Mr. Davis has also held executive positions with Fibres International, Garden State Paper Company and SCS Engineers, Inc. Mr. Davis holds a B.S. degree in Mathematics from California Polytechnic State University, has done graduate work at George Washington University in Solid Waste Management, and has engaged in continuing education at Stanford University Law School in Corporate Governance. In 2009, Mr. Davis was honored as Alumni of the Year for the College of Science/Mathematics at California Polytechnic State University.	69	2001

We believe that Mr. Davis’ qualifications to serve on our Board of Directors include his past experience on our Board of Directors, his substantial experience in the solid waste and recycling industries, his considerable involvement in sustainability initiatives, his general experience with environmental matters, his government relations experience, and his prior experience as a director of another publicly traded company.

Name, Background and Qualifications	Age	Director Since

Class III Directors Continuing in Office — Terms Expiring in 2013

Edward E. “Ned” Guillet has been an independent human resources consultant since January 2007. From October 1, 2005 until December 31, 2006, he was Senior Vice President, Human Resources for the Gillette Global Business Unit of The Procter & Gamble Company, a position he held subsequent to the merger of Gillette with Procter & Gamble. From July 1, 2001 until September 30, 2005, Mr. Guillet was Senior Vice President, Human Resources and an executive officer of The Gillette Company, a global consumer products company. He joined Gillette in 1974 and held a broad range of leadership positions in its human resources department. Mr. Guillet has been a Director of CCL Industries Inc., a manufacturer of specialty packaging and labeling solutions for the consumer products and healthcare industries, since 2008, where he also serves as a member of the Board of Directors’ Human Resources Committee. Mr. Guillet is a former member of Boston University’s Human Resources Policy Institute. He holds a B.A. degree in English Literature and Secondary Education from Boston College.

We believe that Mr. Guillet’s qualifications to serve on our Board of Directors include his past experience on our Board of Directors, his substantial experience with human resources and personnel development matters, the positions he has held with other publicly traded companies, and his experience as a director of another publicly traded company.

	60	2007

Ronald J. Mittelstaedt has been Chief Executive Officer and a Director of Waste Connections since the company was formed in September 1997, and was elected Chairman in January 1998. Mr. Mittelstaedt was also President of the company from Waste Connections’ formation through August 2004. Mr. Mittelstaedt has more than 23 years of experience in the solid waste industry. He holds a B.A. degree in Business Economics with a finance emphasis from the University of California at Santa Barbara.

We believe that Mr. Mittelstaedt’s qualifications to serve on our Board of Directors include his more than 23 years of experience in the solid waste industry, including as our founder, our Chief Executive Officer and a director since the company was formed in 1997 and our Chairman since 1998.

	48	1997

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE REELECTION OF MESSRS. HARLAN AND RAZZOUK TO THE BOARD OF DIRECTORS.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance Guidelines and Code of Conduct and Ethics

We have adopted Corporate Governance Guidelines to promote the effective functioning of our Board of Directors and its Committees, to promote the interests of stockholders and to ensure a common set of expectations concerning how the Board of Directors, its Committees and management should perform their respective functions. We have also adopted a Code of Conduct and Ethics that applies to all of our directors, officers and employees. Copies of our Corporate Governance Guidelines and our Code of Conduct and Ethics are available on our website at www.wasteconnections.com. A copy of either may also be obtained, free of charge, by writing to the Secretary of Waste Connections, Inc., Waterway Plaza Two, 10001 Woodloch Forest Drive, Suite 400, The Woodlands, Texas 77380.

Board of Directors and Committees

Our Board of Directors held eight meetings during 2011, five of which were regularly scheduled, and four of which were held telephonically. The Board of Directors has five standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Special Equity Award Committee and the Nominating and Corporate Governance Committee. Each director attended at least 75% of the meetings of the Board of Directors and the committees on which he served in 2011. Our policy on director attendance at Annual Meetings of Stockholders is that directors are invited but not required to attend. One director, Mr. Mittelstaedt, the Chairman of the Board, attended the Annual Meeting of Stockholders in 2011.

The Executive Committee, whose chairman is Mr. Mittelstaedt and whose other current members are Messrs. Harlan and Razzouk, met twice in 2011. The Executive Committee is authorized to exercise all of the powers and authority of the Board of Directors in managing our business and affairs, other than to authorize matters required by Delaware law to be approved by the stockholders, and other than adopting, amending or repealing any of our Bylaws. Between meetings of the Board of Directors, the Executive Committee approves all acquisitions by us for stock and all acquisitions by us for cash or other consideration in excess of $5.0 million.

The Board of Directors has a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, or the Exchange Act. The Audit Committee, whose chairman is Mr. Harlan and whose other current members are Messrs. Razzouk and Davis, met five times in 2011. The Board of Directors has determined that all of the members of the Audit Committee are “financially literate” within the meaning of New York Stock Exchange listing standards. The Board of Directors has also determined that Mr. Harlan is an “audit committee financial expert” as defined under the Securities and Exchange Commission rules. The committee’s duties are discussed below under “Audit Committee Report.”

The Compensation Committee, whose chairman is Mr. Razzouk and whose other current members are Messrs. Harlan and Guillet, met fifteen times in 2011. This committee is responsible for establishing our executive officer compensation policies and administering such policies. The Compensation Committee studies, recommends and implements the amount, terms and conditions of payment of any and all forms of compensation for our directors and executive officers; approves and administers any guarantee of any obligation of, or other financial assistance to, any officer or other employee; and approves the grant of options, warrants, restricted stock and other forms of equity incentives to officers, directors, employees, agents and consultants. See “Executive Compensation — Compensation Discussion and Analysis” for more information regarding compensation and the Compensation Committee.

The Special Equity Award Committee, which the Board of Directors established on October 25, 2005, is empowered with separate but concurrent authority with the Compensation Committee to make awards to all eligible individuals — typically new hires — under the company’s various equity incentive plans, subject to certain exceptions and limitations set by the Board of Directors. The Special Equity Award Committee may not, for example, grant annual awards to the company’s employees, officers, directors and consultants, which are typically authorized by the Compensation Committee annually in February; the committee may not grant awards to the company’s executive officers or directors; and the committee may not grant more than 10,000 options and warrants or more than 5,000 shares of restricted stock or restricted stock unit awards to an eligible individual in any given calendar year. Mr. Mittelstaedt is the chair and sole member of the Special Equity Award Committee.

The Nominating and Corporate Governance Committee, whose chairman is Mr. Davis and whose other current members are Messrs. Guillet and Razzouk, met twice in 2011. This committee is responsible for recommending director nominees to the Board of Directors and developing and implementing corporate governance principles.

Current copies of the Audit Committee Charter, the Compensation Committee Charter and the Nominating and Corporate Governance Committee Charter, each of which our Board of Directors has adopted, are available on our website at www.wasteconnections.com. A copy of each charter may also be obtained, free of charge, by writing to the Secretary of Waste Connections, Inc., Waterway Plaza Two, 10001 Woodloch Forest Drive, Suite 400, The Woodlands, Texas 77380.

The Board’s Role in Oversight of Risk

The Board of Directors has an active role in overseeing management of the company’s risks. The Board regularly reviews information from members of senior management regarding the company’s financial performance, balance sheet, credit profile and liquidity, as well as the risks associated with each. The Board also receives reports from members of senior and regional management on areas of material risk to the company, including market-specific, operational, legal, regulatory and strategic risks. The Compensation Committee of the Board of Directors assesses and monitors risks relating to the company’s executive officer compensation policies and practices. The Audit Committee of the Board of Directors oversees management of financial, financial reporting and internal controls risk. The Nominating and Corporate Governance Committee of the Board of Directors is responsible for overseeing the management of risks associated with the independence of the Board of Directors and potential conflicts of interest.

Director Independence; Lead Independent Director

The Board of Directors has determined that each of Messrs. Harlan, Razzouk, Davis and Guillet is “independent” within the meaning of the standards set forth in our Corporate Governance Guidelines. Messrs. Davis, Harlan and Razzouk together make up the Board’s Audit Committee. Messrs. Guillet, Harlan and Razzouk together make up the Board’s Compensation Committee. Messrs. Davis, Guillet and Razzouk together make up the Board’s Nominating and Corporate Governance Committee.

Mr. Mittelstaedt has held the positions of Chairman of the Board and Chief Executive Officer since January 1998. The directors believe that combining the positions of Chairman of the Board and Chief Executive Officer is appropriate. The Board feels that combining the positions encourages unified leadership for the company and allows management to execute the company’s strategic and business plans in a clear and efficient manner.

To ensure the strength and independence of the Board, the independent, non-management directors meet in an executive session, without management, at each of our five regularly scheduled Board of Directors meetings. Furthermore, the Board has designated the acting Chairman of the Audit Committee, currently Mr. Harlan, as the Board’s lead independent director. In addition to his other duties as a director and member of committees, the lead independent director:

•	presides at all meetings of the Board at which the Chairman is not present;

•	has the authority to call meetings of non-management directors;

•	presides over each meeting of non-management directors;

•	helps facilitate communication between the Chairman/CEO and the non-management directors; and

•	may request inclusion of additional agenda items for Board meetings.

As set forth in our Corporate Governance Guidelines, a majority of the members of our Board of Directors must be independent. For a director to be considered independent, the Board of Directors must determine that the director is “independent” within the meaning of the New York Stock Exchange listing standards. In addition, for a director to be considered independent, the Board of Directors must determine that the director has no material relationship with the company, either directly or indirectly as a partner, stockholder or officer of an organization that has a relationship with the company. No director who is a former employee of the company, is a former employee or affiliate of any current auditor of the company or its subsidiaries, is a part of an interlocking directorate in which any executive officer of the company serves on the compensation committee of another company that concurrently employs such director or has an immediate family member in any of the foregoing categories, can be independent until three years after such employment, affiliation or relationship has ceased.

The Board of Directors reviews all commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships of each director to assess whether any of them is a material relationship so as to impair that director’s independence. A “material relationship” means a direct or indirect commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship that is reasonably likely to affect the independent and objective judgment of the director in question, provided that the direct or indirect ownership of any amount of our stock is not deemed to constitute a material relationship. The following commercial or charitable relationships are not considered to be material relationships that would impair a director’s independence: if a director of Waste Connections (a) is also an executive officer of another company that does business with Waste Connections and the annual sales to, or purchases from, Waste Connections are less than the greater of $1 million or two percent of the annual revenue of that other company; (b) is an executive officer of another company that is indebted to Waste Connections, or to which Waste Connections is indebted, and the total amount of either company’s indebtedness to the other is less than one percent of the total consolidated assets of that other company; or (c) serves as an officer, director or trustee of a charitable organization, and Waste Connections’ discretionary charitable contributions to that organization are less than one percent of that organization’s total annual receipts. The Board of Directors reviews annually whether its members satisfy these categorical independence tests before any non-management member stands for reelection to the Board of Directors.

All relationships not covered by the preceding paragraph are reviewed by the directors who satisfy the independence tests set forth above to determine whether they are material so as to impair a director’s independence. If the Board of Directors determines that any relationship is immaterial even though it does not meet the categorical tests for immateriality set forth above, we will explain in our next proxy statement the basis for the Board of Director’s determination.

In October 2008, Mr. Davis, after informing the Board of Directors, joined the external advisory board of the Global Waste Research Institute, or the GWRI. The GWRI, of which Mr. Davis is a conceptual founder, was developed in conjunction with California Polytechnic State University, San Luis Obispo. The GWRI’s mission is to advance state-of-the-art research and development of sustainable technologies and practices to more effectively manage existing and emerging wastes and byproducts. Also in October 2008, Waste Connections agreed to make gifts to the GWRI totaling up to $1,000,000 over nine years ($100,000 of which was paid in 2011), subject to certain conditions. Based on information provided to the Board of Directors by Mr. Davis, these gifts will initially constitute more than one percent of the total annual receipts of GWRI, which caused the relationship to fall outside the criteria of the independence tests set forth above and required the Board of Directors to review and decide whether to approve Mr. Davis’ involvement with the GWRI. After a review of the relevant facts and the mission of the GWRI, the Board of Directors determined that Mr. Davis’ participation in the GWRI as a member of it external advisory board coupled with Waste Connections’ contributions to the GWRI would not be a material relationship that would impair Mr. Davis’ independence as a director of Waste Connections.

Waste Connections does not make any personal loans or extend credit to any director or officer, other than those expressly permitted under applicable laws and regulations. All such arrangements must be administered by the Compensation Committee, and such arrangements not already maintained on July 30, 2002, must also be approved in advance by the Compensation Committee. As of December 31, 2011, Waste Connections did not have any loans outstanding to any of its directors or officers. No independent director or his immediate family member may provide personal services to Waste Connections for compensation, other than as permitted under New York Stock Exchange rules.

Independence of Committee Members

In addition to the general requirements for independent Board members described above, members of the Audit Committee must also satisfy the additional independence requirements of the New York Stock Exchange and federal securities laws. These rules, among other things, prohibit a member of the Audit Committee, other than in his capacity as a member of the Audit Committee, the Board of Directors or any other committee of the Board of Directors, from receiving any compensatory fees from or being an affiliated person of Waste Connections or any of its subsidiaries. As a matter of policy, the Board of Directors also applies this additional requirement to members of the Compensation and Nominating and Corporate Governance Committees.

Our Director Nomination Process

Our Board of Directors believes that directors must have the highest personal and professional ethics, integrity and values. They must be committed to representing the long-term interests of our stockholders. They must have objective perspective, practical wisdom, mature judgment and expertise, and operational or financial skills and knowledge useful to the oversight of our business. While we do not have a formal policy regarding diversity in identifying nominees for a directorship, our goal is to have a Board of Directors that represents diverse experiences at policy-making levels in business and other areas relevant to our activities. Directors should be committed to serving on the Board for an extended period of time.

In addition to the foregoing qualities, the Nominating and Corporate Governance Committee will take a number of other factors into account in considering candidates as nominees for the Board of Directors, including the following: (i) whether the candidate is independent within the meaning of our Corporate Governance Guidelines; (ii) relevant business, academic or other experience; (iii) willingness and ability to attend and participate actively in Board and Committee meetings and otherwise to devote the time necessary to serve, taking into consideration the number of other boards on which the candidate serves and the candidate’s other business and professional commitments; (iv) potential conflicts of interest; (v) whether the candidate is a party to any adverse legal proceeding; (vi) the candidate’s reputation; (vii) specific expertise and qualifications relevant to any Committee that the candidate is being considered for, such as whether a candidate for the Audit Committee meets the applicable financial literacy or audit committee financial expert criteria; (viii) willingness and ability to meet our director’s equity ownership guidelines; (ix) willingness to adhere to our Code of Conduct and Ethics; (x) ability to interact positively and constructively with other directors and management; (xi) willingness to participate in a one-day new director orientation session; (xii) willingness to attend educational forums or workshops to enhance understanding of new and evolving governance requirements; and (xiii) the size and composition of the current Board.

When seeking director candidates, the Nominating and Corporate Governance Committee may solicit suggestions from incumbent directors, management, third party advisors, business and personal contacts, and stockholders. The Nominating and Corporate Governance Committee may also engage the services of a search firm. After conducting an initial evaluation, the Nominating and Corporate Governance Committee will make arrangements for candidates it considers suitable to be interviewed by one or more members of the committee. Each candidate will be required to complete a standard directors’ and officers’ questionnaire, completed by all of the directors annually. The Nominating and Corporate Governance Committee may also ask the candidate to meet with members of our management. If the Nominating and Corporate Governance Committee believes that the candidate would be a valuable addition to the Board of Directors, it will recommend the candidate for nomination to the Board.

The Nominating and Corporate Governance Committee will apply the criteria described above when considering candidates recommended by stockholders as nominees for the Board of Directors. In addition, any of our stockholders may nominate one or more persons for election as a director of the company at an Annual Meeting of Stockholders if the stockholder complies with the notice, information and consent provisions contained in our Third Amended and Restated Bylaws. Pursuant to our Bylaws, to be considered for inclusion in our proxy materials, notice of a stockholder’s nomination of a person for election to the Board of Directors must be received by the Secretary of Waste Connections in writing at the address listed on the first page of this proxy statement not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be received not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made. The notice must contain and be accompanied by certain information as specified in our Bylaws, including information about the stockholder providing the notice, the proposed nominee and other information as we may reasonably require. Stockholders making nominations must provide, among other things, information regarding each such stockholder’s and their affiliates’ holdings of “synthetic equity”, derivatives or short positions and other material interests and relationships that could influence nominations and other information that would be required in a proxy statement. Additionally, stockholders nominating director candidates are required to disclose the same information about the director candidate that would be required if the director candidate were submitting a proposal, and the director candidates are required to complete a questionnaire and representation and agreement with respect to their background, any voting commitments or compensation arrangements and their commitment to abide by the company’s governance guidelines. Such information must be updated and supplemented so as to be accurate as of the record date of the meeting and as of ten business days prior to the meeting. We recommend that any stockholder wishing to nominate a director at an annual meeting review a copy of our Bylaws.

Before nominating a sitting director for reelection at an Annual Meeting of Stockholders, the Nominating and Corporate Governance Committee will consider the director’s past performance and contribution to the Board of Directors.

How to Contact Directors

Stockholders and other interested parties may communicate with the Board of Directors generally, with the non-management directors as a group or with a specific director at any time by writing to the Board of Directors, the non-management directors or a specific director, care of the Secretary of Waste Connections, Inc., Waterway Plaza Two, 10001 Woodloch Forest Drive, Suite 400, The Woodlands, Texas 77380. The Secretary will forward all communications to the Board of Directors, the non-management directors or a specific director, as applicable, as soon as practicable after receipt without screening the communication. Stockholders and other interested parties are requested to provide their contact information and to state the number of shares of our common stock that they beneficially own in their communications to the Board of Directors. Because other appropriate avenues of communication exist for matters that are not of stockholder interest, such as general business complaints or employee grievances, stockholders and other interested parties are urged to limit their communications to the Board of Directors to matters that are of stockholder interest and that are appropriate for consideration at the Board level.

Compensation Committee Interlocks and Insider Participation

In 2011, the Compensation Committee of our Board of Directors consisted of Messrs. Razzouk, Harlan and Guillet. None of our executive officers served as a director or member of the compensation committee of another entity which had an executive officer that served as a director or member of our Compensation Committee. In addition, there are no other such potential Compensation Committee interlocks.

Compensation of Directors for Fiscal Year 2011

The following table provides compensation information for the year ended December 31, 2011, for each member of our Board of Directors.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)(2) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
Ronald J. Mittelstaedt(1)	—	—	—	—	—	—	—
Robert H. Davis	50,500	152,277	—	—	—	—	202,777
Edward E. “Ned” Guillet	48,000	152,277	—	—	—	—	200,277
Michael W. Harlan	55,500	152,277	—	—	—	—	207,777
William J. Razzouk	53,000	152,277	—	—	—	—	205,277

(1)	Directors who are officers or employees of Waste Connections do not currently receive any compensation as directors or for attending meetings of the Board of Directors or its committees.

(2)

In February 2011, each of our non-employee directors received an annual grant of 5,260 restricted stock units with a grant date fair value of $152,277, the aggregate grant date fair value of which is shown in the “Stock Awards” column. The restricted stock units granted in February were granted under our Third Amended and Restated 2004 Equity Incentive Plan. Amounts shown do not reflect compensation actually received by the director. Instead, the amounts shown are the combined grant date fair values of the 2011 awards computed in accordance with generally accepted accounting principles, excluding estimates of forfeitures related to service-based vesting conditions. A discussion of the value of stock awards is set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 8, 2012.

The table below shows the aggregate numbers of stock awards (in the form of restricted stock units) and option awards outstanding for each non-employee director as of December 31, 2011.

Name	Aggregate Stock Awards Outstanding as of December 31, 2011 (#)	Aggregate Option Awards Outstanding as of December 31, 2011 (#)
Robert H. Davis	2,630	0
Edward E. “Ned” Guillet	2,630	0
Michael W. Harlan	2,630	62,250
William J. Razzouk	2,630	0

(3)

No option awards were made to any of our directors as compensation for their service as directors or for attending meetings of the Board of Directors or its committees in 2011. See the “Principal Stockholders” table on page 14 for details on the amount of our common stock beneficially owned by each of our directors as of March 20, 2012.

In 2011, each independent director received a monthly cash retainer of $2,125 plus a fee of $4,500 for attending each Board meeting and each committee meeting (unless held in conjunction with a full Board meeting) in person. Committee chairs received the following additional cash compensation, which amounts are added to their monthly retainers: Audit Committee Chair – $625, Compensation Committee Chair – $417, and Nominating and Corporate Governance Committee Chair – $208.

The monthly cash retainer is intended to compensate independent directors for participation in meetings held by conference call and for incidental participation in company affairs between meetings. Each Board member is also eligible for reimbursement of reasonable expenses incurred.

Other than Mr. Guillet, who the Board of Directors elected on March 1, 2007, to fill a new directorship it created, we granted each independent director an option to purchase shares of our common stock at the time of his initial election or appointment. Prior to 2006, we also granted each independent director an option to purchase shares of our common stock each year during which the director served on the Board of Directors. However, consistent with our intention of granting restricted stock units in lieu of stock options to our management team, no stock options have been granted to our independent directors since 2005. Currently, we grant each independent director annual restricted stock unit awards with a targeted value of approximately $150,000. On February 11, 2011, we granted each independent director 5,260 restricted stock units under our Third Amended and Restated 2004 Equity Incentive Plan. The restricted stock units vested in two successive, equal installments upon the February 11, 2011 grant date and the first anniversary of the grant date, subject to the director continuing to provide services to the company through the vesting date.

Directors’ Equity Ownership

The Board of Directors has a policy that requires each non-management director of the company to own a number of shares of the company’s common stock having a market value of at least $200,000, as measured by current market value or purchase price, whichever is higher. Unless otherwise satisfied, current directors and new directors will achieve this requirement by retaining one half of all restricted stock unit grants as they vest, measured on an after-tax basis, until the value of their holdings reaches the required level.

PRINCIPAL STOCKHOLDERS

Security Ownership of Five Percent Stockholders

The following table shows the amount of our common stock beneficially owned, as of March 20, 2012, by each person or entity that we know owns more than five percent of our common stock.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership	Percent of Class
T. Rowe Price Associates, Inc.(2)	7,555,841	6.13%
Dos Mil Doscientos Uno, Ltd.(3)	6,236,713	5.06

(1)

Beneficial ownership is determined in accordance with the rules of the SEC. In general, a person who has voting power and/or investment power with respect to securities is treated as the beneficial owner of those securities. Except as otherwise indicated by footnote, we believe that the persons named in this table have sole voting and investment power with respect to the shares of common stock shown.

(2)

The share ownership of T. Rowe Price Associates, Inc. is based on a Schedule 13G/A filed with the SEC on February 8, 2012. T. Rowe Price Associates, Inc. has sole voting power with respect to 1,858,729 shares and sole dispositive power with respect to all shares. The address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(3)

The share ownership of Dos Mil Doscientos Uno, Ltd. is based on a Schedule 13G/A filed with the SEC on January 27, 2010. Dos Mil Doscientos Uno, Ltd. has sole voting and dispositive power with respect to all shares. The address of Dos Mil Doscientos Uno, Ltd. is Ronda Universitat, 31 1-1, Barcelona, Spain 08007.

Security Ownership of the Board of Directors and Executive Officers

The following table shows the amount of our common stock beneficially owned, as of March 20, 2012, by: (i) our named executive officers, or NEOs, and each of our directors and nominees; and (ii) all of our current directors and executive officers as a group. These individuals, both individually and in the aggregate, own less than 1% of our outstanding shares as of the record date.

Name of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)		Vested Restricted Stock Units Held Under Nonqualified Deferred Compensation Plan(3)
Steven F. Bouck	313,208	(4)	—
Darrell W. Chambliss	103,480		12,567
Michael W. Harlan	84,921	(5)	—
Ronald J. Mittelstaedt	75,872	(6)	37,164
Eric M. Merrill	65,609	(7)	17,164
Worthing F. Jackman	46,366		12,484
Edward E. “Ned” Guillet	37,859		—
William J. Razzouk	27,377		—
Robert H. Davis	12,821		—
All executive officers and directors as a group (19 persons)	854,630	(8)	89,220

(1)

Beneficial ownership is determined in accordance with the rules of the SEC. In general, a person who has voting power and/or investment power with respect to securities is treated as the beneficial owner of those securities. Except as otherwise indicated by footnote, we believe that the persons named in this table have sole voting and investment power with respect to the shares of common stock shown.

(2)

Shares of common stock subject to options and/or warrants currently exercisable or exercisable within 60 days after March 20, 2012, shares of common stock into which convertible securities are convertible within

60 days after March 20, 2012, and shares which will become issuable within 60 days after March 20, 2012, pursuant to outstanding restricted stock units count as outstanding for computing the percentage beneficially owned by the person holding such options, warrants, convertible securities and restricted stock units, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(3)

Executive officers may voluntarily defer receipt of restricted stock unit grants under our Nonqualified Deferred Compensation Plan, which is described elsewhere in this proxy statement, under “Nonqualified Deferred Compensation in Fiscal Year 2011.” The restricted stock units held under our Nonqualified Deferred Compensation Plan are not considered common stock that is beneficially owned for SEC disclosure purposes. We have included them in this table because they are similar to or track our common stock, they ultimately are settled in common stock, and they represent an investment risk in the performance of our common stock.

(4)	Includes 110,061 shares subject to options exercisable within 60 days of March 20, 2012. Excludes 5,850 shares owned by Mr. Bouck’s two sons as to which Mr. Bouck disclaims beneficial ownership.

(5)	Includes 62,250 shares subject to options exercisable within 60 days after March 20, 2012.

(6)

Includes 75,872 shares held by Mittelstaedt Enterprises, L.P., of which Mr. Mittelstaedt is a limited partner. Excludes 3,524 shares held by the Mittelstaedt Irrevocable Trust dated 6/18/97 and 18,587 shares held by RDM Positive Impact Foundation as to which Mr. Mittelstaedt disclaims beneficial ownership.

(7)	Includes 27,000 shares subject to options exercisable within 60 days after March 20, 2012.

(8)	Includes 199,311 shares subject to options exercisable within 60 days after March 20, 2012.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Throughout this proxy statement, the individuals who served as our Chief Executive Officer and our Chief Financial Officer during 2011, as well as our three other most highly compensated executive officers in 2011, are referred to as the NEOs. For the fiscal year ending on December 31, 2011, our NEOs consisted of Ronald J. Mittelstaedt, our Chairman of the Board and Chief Executive Officer, Worthing F. Jackman, our Executive Vice President and Chief Financial Officer, Steven F. Bouck, our President, Darrell W. Chambliss, our Executive Vice President and Chief Operating Officer and Eric M. Merrill, our Senior Vice President — People, Safety and Development.

Executive Summary

Waste Connections’ executive compensation program is designed to align the interests of senior management with stockholders by tying a significant portion of their compensation to the company’s annual operating and financial performance as well as longer term stockholder returns. While the key components of our executive officer compensation have remained substantially unchanged over the past several years, the Compensation Committee periodically evaluates them to ensure they are meeting the objectives discussed below. The Compensation Committee’s most recent review of NEO compensation in 2011 concluded that the company had achieved strong financial performance over the past five years exceeding the 50th percentile of its comparator group with target compensation levels positioned below the 50th percentile. Actual compensation levels in 2011 were closer to the 50th percentile due to above target payouts of performance-based incentive compensation.

Fiscal 2011 Performance

The Compensation Committee viewed the company’s performance in 2011 to be outstanding. The company achieved strong financial performance as highlighted by the following:

•	Revenue increased 14.1% to $1.51 billion, net income grew 22.3% to $165.2 million, and diluted earnings per share increased 25.0%;

•	We deployed $141.9 million for capital expenditures and $342.6 million for acquisitions to reinvest in and expand our business;

•	We returned $152.4 million of capital to stockholders through the repurchase of common stock and cash dividends;

•	We increased our regular quarterly cash dividend by 20% to $0.09 per share;

•	We received an upgrade of our credit rating from S&P to “BBB”, now among the highest in our sector; and

•	We maintained a strong financial position, again ending the year below our targeted leverage ratio and positioning the company for continued growth and return of capital.

This performance for the year was reflected in the company’s total stockholder return, or TSR, which increased 21.6%, compared to the TSR for the S&P 500 Index, which increased 2.1% over that same period. For the three year period ending December 31, 2011, our 59.3% TSR also compared favorably to the approximately 48.6% TSR of the S&P 500 Index. Our Peer Group Companies’ TSRs over the similar one and three-year periods were -7.6% and 17.9%, respectively. For a graphic representation of our Peer Group Companies’ TSRs, please refer to the Performance Graph in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 8, 2012.

Compensation Program Best Practices

Our current compensation program includes features which we believe drive performance and excludes features we do not believe serve our stockholders’ long-term interests. In addition, in February 2012, the Compensation Committee implemented changes to the compensation and benefits program to exclude features that some view as problematic pay practices. The table below highlights some of the “Best Practices” featured in our compensation program as well as the “Problematic Pay Practices” which are excluded.

Included Features	Excluded Features

•   At-risk Compensation — Our named executive officers receive the majority of their compensation in performance based compensation (annual incentives and restricted stock units awarded based on company and individual performance).

•   Stock Ownership Guidelines — Executive officers who participate in our Amended and Restated Senior Management Incentive Plan and non-employee directors are expected to hold a multiple of their base salaries and annual retainer, respectively, in the company’s common stock.

•   Risk Management — Our executive officers’ compensation program has been designed and is periodically reviewed to ensure that it does not encourage inappropriate risk-taking.

•   No excise tax gross-ups — In February 2012, we eliminated provisions in the NEOs’ employment agreements that provided for change in control excise tax gross-up rights.

•   No “single trigger” severance payments — In February 2012, we eliminated provisions in the NEOs’ employment agreements that provided severance payments to be made solely on account of the occurrence of a change in control event.

•   No guaranteed base salary increases.

•   No guaranteed minimum bonuses.

•   No guaranteed equity awards.

Pay for Performance

The company’s compensation programs are designed to reward executives for achieving strong operational performance and delivering on the company’s strategic initiatives, each of which are important to the long-term success of the company. The Compensation Committee believes that a significant portion of the compensation of our NEOs should be aligned with our stockholders’ interests and directly linked to measurable performance. In 2011, performance and equity-based compensation made up approximately 80% of the total direct compensation of our CEO, and 73% of the combined total direct compensation of our other NEOs. We achieved a weighted-average of 103% of targeted performance goals in 2011 compared to 105% in 2010. This decrease in achievement of targeted performance goals resulted in a reduction of aggregate performance-based cash compensation for our NEOs from prior year levels. Increases in base salaries and equity compensation were the principal drivers for an approximate 5% increase in fiscal 2011 in combined total direct compensation of our NEOs (see “— Elements of Compensation — Base Salary” and “— Equity-Based Compensation” sections below for further discussion).

Last Year’s “Say on Pay” and “Say When on Pay” Votes

At last year’s Annual Meeting of Stockholders, we held our first advisory stockholder vote on executive compensation. Over 93% of the shares that voted approved our executive compensation described in last year’s proxy statement. The Compensation Committee and the company viewed these results as a strong indication that the company’s stockholders support the compensation policies and practices of the company, which have remained substantially unchanged over the past several years. In light of this vote, the Compensation Committee and the company did not make any material changes to the company’s compensation programs and policies in fiscal 2011.

In addition, at last year’s Annual Meeting of Stockholders, over 67% of the company’s stockholders who cast an advisory vote regarding the frequency of future “say on pay” proposals by the company voted in favor of having an annual “say on pay” vote, despite the Board of Directors’ recommendation that “say on pay” proposals be voted upon every three years. Notwithstanding the non-binding advisory nature of this “say when on pay” stockholder vote, based on the voting results our Board of Directors elected to hold a stockholder say-on-pay vote annually. Accordingly, this year we are again asking our stockholders to vote “For” the compensation of our named executive officers as disclosed in this Proxy Statement.

Our Compensation Philosophy and Objectives

The Compensation Committee’s philosophy with respect to the compensation of the NEOs does not differ materially from the philosophy that applies to other executive officers. The Compensation Committee believes that compensation paid to NEOs should be closely aligned with our performance on both a short-term and long-term basis, linked to specific, measurable results intended to create value for stockholders and should assist us in attracting and retaining key executives critical to our long-term success.

In establishing compensation for NEOs, the Compensation Committee’s objectives are to:

•	Attract and retain individuals with superior leadership ability and managerial talent by providing competitive compensation and rewarding outstanding performance;

•	Ensure that NEO compensation is aligned with our corporate strategies, business objectives and the long-term interests of our stockholders;

•	Provide an incentive to achieve key strategic and financial performance measures by linking incentive award opportunities to the achievement of performance goals in these areas; and

•	Provide a balanced approach to compensation policies and practices which does not promote excessive risk-taking.

Our overall compensation program is structured to attract and retain highly qualified executive officers by paying them competitively, consistent with our success. We believe that compensation should be structured to ensure that a significant portion is directly related to our stock’s performance and other factors that directly and indirectly influence stockholder value. Accordingly, our approach to compensation is to provide a base salary, annual performance-based compensation tied to goals that are intended to link NEO compensation to our annual operating and financial performance, and long-term equity grants intended to align NEO compensation with stockholder returns over a longer period and to aid in retention. The Compensation Committee allocates total compensation between cash and equity based on comparisons with other companies and the judgment of the Compensation Committee members. The balance between cash and equity compensation among NEOs and other members of the senior executive team is evaluated annually.

Approach to Compensation; Role of the Compensation Committee

The Compensation Committee has the primary authority for the consideration and determination of the compensation we pay to our executive officers and directors, including the amount of equity-based compensation. To aid the Compensation Committee in making its determination, the Chief Executive Officer meets with the Compensation Committee and provides recommendations annually to the Compensation Committee regarding the compensation of all executive officers, other than himself. The Compensation Committee also holds executive sessions not attended by any members of management or non-independent directors. The Compensation Committee is not bound to follow the Chief Executive Officer’s recommendations. The Compensation Committee also has the authority to engage its own independent advisors to assist it in carrying out its duties.

The Compensation Committee meets in the first quarter of each fiscal year to review and approve:

•	The achievement of financial performance goals for the prior fiscal year;

•	Annual performance-based compensation, if earned, based on such achievement for the prior fiscal year;

•	Annual long-term equity-based compensation grants;

•	Annual financial performance goals for the current fiscal year; and

•	The level and mix of NEO compensation for the current fiscal year.

In determining the level of base salary, performance-based compensation and long-term equity-based compensation paid to the NEOs, the Compensation Committee considers: (i) the compensation structure and practices of a peer group of companies that it believes are the company’s leading competitors in the solid waste industry; (ii) a comparator group of companies, most of which are non-solid waste companies, with comparable financial profiles; and (iii) its own judgment as to an appropriate level of compensation for a company of our size and financial performance. The Compensation Committee uses compensation consultants from time to time to compare our compensation targets against median market levels.

For 2011, the Compensation Committee had available a tally sheet that included, for each officer (including the NEOs), current base salary, salary paid in 2010, bonus percentage, cash bonus paid in 2010, restricted stock units granted in 2010, dollar amount of 401(k) and Nonqualified Deferred Compensation Plan matches in 2010, payments and reimbursements for various expenses that could be considered perquisites, the value realized from the exercise of options and sale of the underlying stock in 2010, the value of vested and unvested unexercised options and unvested restricted stock units as of the end of the year, and the amount payable to each officer under various severance scenarios, including on a change in control. In determining the amount of compensation for the NEOs, the Compensation Committee does not take into account amounts realized from prior equity-based compensation grants because the Compensation Committee seeks to provide compensation that takes into account the cost of replacing the NEOs on a market competitive basis and what is equitable based on our performance. To some extent, appreciation reflected in the amounts realized from prior equity-based compensation grants confirms the Compensation Committee’s success in aligning compensation with our stockholders’ interests, thus validating our compensation philosophy.

We provide the Chief Executive Officer with greater compensation and benefits than that provided to the other NEOs to reflect his importance and value to us as well as the increased level of responsibility and risk faced by him as our Chairman and Chief Executive Officer. Mr. Mittelstaedt’s compensation also differs as a direct result of the Compensation Committee’s review of the comparator group compensation data, and reflects the competitive nature of compensation paid to chief executive officers of companies within the comparator group. The Compensation Committee believes that Mr. Mittelstaedt’s competitive compensation package is important to reward, motivate and retain him as a highly valued chief executive whose leadership and strategic vision have helped create value for stockholders since our inception.

Review of our Executive Compensation Program; Role of the Compensation Consultant

The Compensation Committee periodically retains Pearl Meyer & Partners, or PM&P, a nationally known compensation consulting firm, to provide it with comparison group market data and information as to market practices and trends, to assess the competitiveness of the compensation we pay to our CEO and other executives, and compare the relative performance of the company against a comparator group of companies. The Compensation Committee retains PM&P directly, supervises all work assignments performed by them, and reviews and approves all work invoices received for payment. PM&P has not performed any other service for the company.

In fiscal 2011, the Compensation Committee retained PM&P to (i) perform an executive compensation analysis to re-evaluate the competitiveness of our executive compensation program given the growth in our company, in terms of revenue and enterprise value, since PM&P’s previous study in 2009; and (ii) assist in negotiating amendments to the terms of our NEOs’ then-current employment agreements to remove certain “single-trigger” payments in connection with a change in control. As a result, in February 2012, the NEOs entered into new separation benefits plans that included:

•	double-trigger change in control severance benefits;

•

updated non-compete provisions governed by federal law, rather than California law, which the Compensation Committee believes, after consulting with outside counsel, are more likely to be enforceable; and

•	the elimination of change in control excise tax gross-up rights.

While the Compensation Committee does not specifically benchmark our compensation to a comparator group, it periodically analyzes the compensation practices of a comparator group of companies to assess the company’s competitiveness against median market levels. In doing so, it takes into account factors such as the relative size and financial performance of those companies and factors that differentiate us from them.

For 2011, PM&P analyzed the market competitiveness compared to market consensus data of the following components for each of our NEOs:

•	Base salary;

•	Target total annual compensation (base salary plus cash performance bonuses); and

•	Target total direct compensation (total annual compensation plus equity-based compensation).

Following discussions with the Compensation Committee and management, PM&P established a comparator group consisting of the following companies: Chicago Bridge & Iron Company; Cintas Corporation; Clean Harbors Inc.; Covanta Holding Corporation; EnergySolutions, Inc.; Iron Mountain, Inc.; J.B. Hunt Transport Services, Inc.; LKQ Corporation; Martin Marietta Materials, Inc.; MSC Industrial Direct Co.; Progressive Waste Solutions; Quanta Services, Inc.; Rollins, Inc.; RSC Holdings Inc.; Stericycle, Inc.; United Rentals, Inc.; and Vulcan Materials Company. Two solid waste services companies, Republic Services, Inc. and Waste Management, Inc., were included as additional reference companies, but were not included in determining the range of compensation among the comparator group of companies. The Compensation Committee selected the comparator group companies because they: (i) were businesses in the environmental, facilities services, distribution and construction industries; and (ii) had size and expenditures (enterprise value, free cash flow, capital expenditures and revenues) similar to Waste Connections.

In addition to publicly available proxy statement information for the comparator group companies, PM&P also incorporated four sources of general industry survey data: the William M. Mercer 2011 Executive Compensation Survey, the Watson Wyatt 2010/2011 Top Management Compensation Survey and two PM&P confidential/proprietary general industry surveys, for compensation practices for companies with revenue ranging from $1 billion to $2.5 billion. The Compensation Committee was not aware of the participating companies in the general industry surveys and reviewed the data in a summarized fashion. Using a weighted average of 50% for the comparator group data and 12.5% for each of the four sources of general industry survey data, PM&P then calculated market consensus data for each NEO position by “matching” each of our NEO positions, based on PM&P’s understanding of the position’s primary duties and responsibilities, to a similar position within PM&P’s market consensus data.

The 2011 PM&P study found that the company had achieved strong financial performance over the past five years exceeding the 50th percentile of its comparator group with target compensation levels positioned below the 50th percentile, while actual compensation levels in 2011 were closer to the 50th percentile due to above target payouts of performance-based incentive compensation.

Elements of Compensation

The Compensation Committee believes that a significant portion of the compensation of our NEOs should be aligned with our stockholders’ interests and directly linked to performance. While the percentage of our NEOs’ total compensation that is comprised by each component of our pay mix (base salary, performance bonuses, and equity-based compensation) is not specifically determined, the Compensation Committee generally targets performance bonuses and equity-based compensation for our NEOs to constitute between 65% and 75% of total direct compensation should annual performance targets be attained, which is consistent with market consensus data. The Compensation Committee has complete discretion to determine compensation levels irrespective of whether or not we have successfully met annual performance targets.

Base Salary.    Our compensation program includes base salaries to compensate executive officers for services rendered each year. Base salaries comprise the stable part of the compensation program that is not dependent on our performance. We also believe this element is beneficial in attracting and retaining high-performing and experienced executives. Base salaries for our NEOs in 2011 were as follows:

Name	Annual Base Salary
Ronald J. Mittelstaedt	$615,000
Worthing F. Jackman	$365,000
Steven F. Bouck	$425,000
Darrell W. Chambliss	$362,000
Eric M. Merrill	$285,000

We implemented a wage freeze in October 2008 in response to a deteriorating economic environment at that time, and base salaries for our NEOs, except for Mr. Merrill whose base salary was increased in June 2010, remained unchanged since early 2008. Effective January 2011, we increased the base salaries of our NEOs, other than Mr. Merrill, to remain market competitive (at or near the median) within our peer group. Mr. Mittelstaedt received a 14.3% increase, Mr. Jackman received a 13.8% increase, Mr. Bouck received a 6.7% increase, and Mr. Chambliss received a 4.4% increase.

Performance Bonuses.    Our compensation program includes a performance bonus to reward executive officers based on our performance and the individual executive’s contribution to that performance. Under our Amended and Restated Senior Management Incentive Plan (the “Amended SMIP”), each participant has an opportunity to earn an annual performance bonus based on a targeted percentage of the participant’s annual base salary for the year. The objective of the annual performance bonus is to provide participants with an incentive to manage the company to achieve certain targeted levels of financial performance based on budgeted revenue each year. See “Amended and Restated Senior Management Incentive Plan” section below for further discussion of the NEOs’ performance bonuses.

Equity-Based Compensation.    We believe that equity ownership in our company is important to tie the ultimate level of an executive officer’s compensation to the performance of our stock and stockholder gains while creating an incentive for sustained growth and employee retention. To meet these objectives, our NEOs also receive equity-based compensation.

Since 2007, the Compensation Committee has only granted restricted stock unit awards to our NEOs; no stock options have been granted to our NEOs since 2006. The Compensation Committee believes that the use of restricted stock unit awards will reduce the overall compensation cost to us compared to the cost of granting options at levels consistent with previous years, yet will offer our NEOs a competitive and more stable level of equity-based compensation, providing them the opportunity to be owners of and to share in the success of the company. In 2011, our restricted stock unit grants for our NEOs were authorized and made on February 11, 2011, and vest in equal increments over four years.

The Compensation Committee generally makes company-wide annual grants of equity-based compensation to our executive officers and other employees in late January or in February. This timing coincides with a number of events that make that timing optimum from the Compensation Committee’s standpoint: first, the Compensation Committee has available financial results from the previous year; second, making the grants at this time allows management to notify employees of the amount of their annual grant award at or around the same time that management notifies employees of the amount of their cash performance bonus with respect to the previous year, which we typically pay in February. See “Equity-Based Compensation” section below for further discussion of the NEOs’ equity-based compensation.

Amended and Restated Senior Management Incentive Plan

Under the Amended SMIP, designated senior executives of the company are eligible to receive performance bonus payments and equity-based compensation. In 2011, each participant had the opportunity to earn up to 200% of his targeted performance bonus based on our achievement of certain targeted levels of financial performance established by the Compensation Committee and based on recommendations of the Chief Executive Officer. Each targeted performance goal is weighted in order to calculate an overall percentage achievement against targeted performance goals; the resulting percentage is then used as a multiplier to determine the annual performance bonus earned.

The performance goals for 2011, which the Compensation Committee adopted in March 2011, were measured against achievement of targeted levels of: (1) EBITDA, weighted at 20%; (2) operating income, or EBIT, weighted at 20%; (3) operating income as a percentage of revenue, or EBIT Margin, weighted at 30%; and (4) net cash provided by operating activities as a percentage of revenue, or CFFO Margin, weighted at 30%. Because the operating budget adopted by the Board of Directors is a compilation of stretch goals set for each operating location, the targeted performance goals reflect a percentage or factor of the final budget, as set forth below:

	Original 2011 Budget	2011 Factor	2011 Targeted Performance Goal
EBITDA	$452.7M	97.25%	$440.2M
EBIT	$301.5M	97.25%	$293.2M
EBIT Margin	21.9%	N/A	21.3%
CFFO Margin	25.0%	97.75%	24.4%

Under the terms of the Amended SMIP, the Compensation Committee, in its complete and sole discretion, may adjust the targeted performance goals if an acquisition, significant new contract or extraordinary event results in a significant impact relative to the goals in order to take account of the impact of that acquisition, contract or event. For these purposes, the Compensation Committee determines operating income, or EBIT, by adjusting for any gains or losses on disposal of assets, and determines EBITDA by adding depreciation and amortization to operating income. The Compensation Committee chose these measures of performance because they are widely used by investors as valuation measures in the solid waste industry and because the targeted goals encourage improving free cash flow and returns on invested capital.

For 2011, the target bonuses were set at 115% of the Chief Executive Officer’s base salary and 75% of the base salary of each of the other participants, and a multiplier is used so that if the company achieves 100% of its target, the participants receive 100% of their performance bonuses. The multiplier may result in the participants being paid a greater or lesser percentage of their targeted performance bonuses (from 200% to 0%), based on their position and whether the company’s performance is greater or less than 100% of the target, in accordance with the following sliding scale:

% Target Achievement	Target % Multiplier	Bonus as % of Base Salary
		CEO	Other Participants
105% or Higher	200%	230%	150%
104%	180%	207%	135%
103%	160%	184%	120%
102%	140%	161%	105%
101%	120%	138%	90%
100%	100%	115%	75%
99%	80%	92%	60%
98%	60%	69%	45%
97%	40%	46%	30%
96%	20%	23%	15%
95%	0%	0%	0%

Payments under this program are contingent on continued employment at the time of payout, subject to the terms of any applicable employment agreements.

2011 Adjusted Target Goals and Results

Adjusted targeted performance goals and adjusted results and corresponding target percentages for 2011 were as follows:

	Adjusted Target(1)	Actual Results	Actual Results as % of Target	Weighting	Target Achievement
EBITDA	$469.8M	$485.8M	103.4%	20%	20.7%
EBIT	$311.2M	$318.7M	102.4%	20%	20.5%
EBIT Margin	21.1%	21.2%	100.4%	30%	30.1%
CFFO Margin	24.4%	25.8%	105.6%	30%	31.7%
Overall Achievement					103.0%

(1)	The Compensation Committee adjusted the targets for 2011 to reflect the impact of acquisitions completed during the year.

For 2011, bonuses based upon overall target achievement and actual annual performance bonuses as a percentage of each participant’s annual base salary were as follows:

Name	Targeted Achievement Bonus % of Base Salary	Actual Bonus % of Base Salary
Ronald J. Mittelstaedt	184%	184%
Worthing F. Jackman	120%	120%
Steven F. Bouck	120%	120%
Darrell W. Chambliss	120%	120%

Actual annual incentive bonus amounts earned by the NEOs for 2011 under the Amended SMIP are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

In lieu of paying an annual performance bonus in cash, the Compensation Committee, in its complete and sole discretion, may choose to pay the annual performance bonus in restricted stock units issued under our Third Amended and Restated 2004 Equity Incentive Plan or any succeeding plan we adopt. If restricted stock units are issued, their value, as determined by the Compensation Committee, will be at least 125% of the earned cash bonus to compensate for the risk and vesting period associated with the underlying stock.

Management Incentive Compensation Program

Mr. Merrill is not a participant in the Amended SMIP. Mr. Merrill participates in the company’s Management Incentive Compensation Program for corporate and region officers (the “MICP”), the performance goals of which the Compensation Committee approves on an annual basis. The MICP provides Mr. Merrill with an opportunity to earn a performance bonus based on our achievement of specified levels of financial performance. Under the terms of the MICP for 2011, Mr. Merrill’s target bonus level is 50% of his annual base salary. Mr. Merrill’s actual bonus paid will be based upon the company’s financial performance at the end of the fiscal year. A minimum bonus may be earned at the threshold MICP targets and no payment will be earned if the threshold goals are not achieved. Amounts in excess of target may be earned if actual performance exceeds target performance. Mr. Merrill’s MICP bonus is based on performance against the same four financial targets and calculated similarly to the bonuses under the Amended SMIP. Payment under the MICP is contingent on Mr. Merrill’s continued employment at the time of payout. In addition, the payment of a bonus to Mr. Merrill under the MICP is within the absolute discretion of the Compensation Committee, and the Committee may determine to reduce or not pay any bonus under the MICP notwithstanding the attainment of any specific objectives.

For 2011, the Compensation Committee, in determining Mr. Merrill’s actual bonus payout, also subjectively considered and evaluated, as factors, Mr. Merrill’s exceptional performance and tenure with the company, previous relocation within the company, and personal contributions throughout 2011. Based on the foregoing factors, the Compensation Committee exercised its discretion to award Mr. Merrill a bonus equal to 134% of his eligible base salary, representing achievement of 268% of his targeted annual bonus.

Equity-Based Compensation

Under the Amended SMIP, each participant also receives an annual long-term incentive grant of restricted stock units based on the performance of both the company and the individual, subject to a four-year vesting schedule approved by the Compensation Committee. The size of the grant is targeted at approximately 200% of base salary for Mr. Mittelstaedt and 150% of base salary for Messrs. Jackman, Bouck and Chambliss. For 2011, the size of the grant for Mr. Mittelstaedt was approximately 215% of his base salary, and the size of the grants for Messrs. Jackman, Bouck and Chambliss was approximately 160% of their respective base salaries. Mr. Merrill, who does not participate in the Amended SMIP, received a grant in 2011 that was approximately 130% of his eligible salary. The objective of the long-term incentive grant is to supplement each recipient’s base salary and annual performance bonus in order to maintain total compensation at the Compensation Committee’s targeted percentile of the comparator group and to create an incentive for sustained growth and employee retention. See the “Grant of Plan Based Awards in Fiscal Year 2011” table on page 31 for the amount of equity awards granted to each of the NEOs in 2011.

Stock Ownership Guidelines

To encourage long-term stock ownership, our Board of Directors expects each participant in the Amended SMIP to retain at least 50% of all after-tax shares of common stock received from long-term incentive grants awarded under the Amended SMIP until such NEO meets and maintains the following stock ownership thresholds, as valued by the Compensation Committee:

•	For the Chief Executive Officer and President, three times such participant’s base salary; and

•	For other participating NEOs, two and one-half times such participant’s base salary.

Defined Contribution Plan, Nonqualified Deferred Compensation Plan Compensation and Other Benefits

The NEOs are entitled to participate in a company-sponsored 401(k) profit sharing plan on the same terms as all employees. We make matching contributions of 50% of every dollar of a participating employee’s pre-tax contributions until the employee’s contributions equal five percent of the employee’s eligible compensation, subject to certain limitations imposed by the United States Internal Revenue Code, or the IRC. Employees are eligible to participate in the 401(k) plan beginning on the June 1 or December 1 first following completion of one full year of employment. Our matching contributions vest over five years.

The NEOs and certain other highly compensated employees are also entitled to participate in the Nonqualified Deferred Compensation Plan, which we put in place to mitigate the impact of our officers and other highly compensated employees being unable to make the maximum contribution permitted under the 401(k) plan due to certain limitations imposed by the IRC. The Nonqualified Deferred Compensation Plan allows an eligible employee to voluntarily defer receipt of up to 80% of the employee’s base salary, and up to 100% of bonuses, commissions and restricted stock unit grants. We make a matching contribution of 50% of every dollar of a participating employee’s deferred compensation until the employee’s contributions equal five percent of the employee’s eligible compensation, less the amount of any match we make on behalf of the employee under the company-sponsored 401(k) plan, subject to the limits stated in the Nonqualified Deferred Compensation Plan. Our matching contributions are 100% vested when made. The company also credits an amount reflecting a deemed return to each participant’s deferred compensation account periodically, based on the returns of various mutual funds or measurement funds selected by the participant, except in the case of restricted stock units that are deferred, which are credited as shares of company common stock. The earnings on an employee’s deferred compensation may exceed or fall short of market rate returns, depending on the performance of the funds selected compared to the markets in general.

We also offer a number of benefits to the NEOs pursuant to benefit programs that provide for broad-based employee participation. In addition to the 401(k) plan described above, the benefits include medical, prescription drugs, dental and vision insurance, long-term disability insurance, life and accidental death and dismemberment insurance, health and dependent flexible spending accounts, a cafeteria plan and employee assistance benefits. These generally available benefits do not specifically factor into decisions regarding an individual executive’s total compensation or equity-based compensation package. These benefits are designed to help us attract and retain employees as we compete for talented individuals in the marketplace, where such benefits are commonly offered.

Perquisites and Other Personal Benefits

The material components of our NEOs’ compensation are described above. We did not provide our NEOs extensive perquisites in 2011. Those that are provided are summarized in the Summary Compensation Table and the accompanying footnotes, in accordance with SEC reporting requirements. Perquisites are valued at the incremental cost to the company.

Clawback Provisions

We do not currently have a policy requiring a fixed course of action with respect to compensation adjustments following later restatements of financial results beyond what is required under the Sarbanes-Oxley Act. Under those circumstances, the Compensation Committee would evaluate whether compensation adjustments are appropriate based upon the facts and circumstances surrounding the restatement. Under the Wall Street Reform and Consumer Protection Act, or the Dodd-Frank Act, companies are required to adopt a policy to recover certain compensation in the event of a material accounting restatement. We will adopt a policy as required by the Dodd-Frank Act when final regulations have been provided by the SEC and the New York Stock Exchange.

Tax Deductibility Considerations

Within our performance-based compensation program, we aim to compensate the NEOs in a manner that is tax effective, but we do not let tax considerations drive compensation decisions. Section 162(m) of the IRC generally disallows an income tax deduction to publicly held corporations for compensation in excess of $1,000,000 paid for any fiscal year to the corporation’s “covered employees,” which is defined in Section 162(m) as the Chief Executive Officer and the three other most highly compensated executive officers, other than the Chief Financial Officer. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met. The Compensation Committee in the past has attempted to structure the compensation of our executive officers to avoid the loss of the deductibility of any compensation, even though Section 162(m) does not preclude the payment of compensation in excess of $1,000,000. However, we do not have a policy that requires all of our compensation to be deductible for purposes of Section 162(m). In certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to assure competitive total compensation for the NEOs. Bonuses paid under the Amended SMIP and compensation deemed paid with respect to stock option awards, direct stock issuances and restricted stock unit awards under the Third Amended and Restated 2004 Equity Incentive Plan may be subject to the $1,000,000 limitation, unless considered “performance-based” compensation. For example, the restricted stock unit awards we grant to our “covered employees” do not qualify as performance-based compensation because they vest over time rather than based on performance.

Severance and Change in Control Arrangements

The provisions regarding severance and change in control contained in each NEO’s employment agreement as of December 31, 2011, are described elsewhere in this proxy statement, under “Potential Payments Upon Termination or Change in Control.” The employment agreements were entered into as of March 1, 2004, with Mr. Mittelstaedt, April 11, 2003, with Mr. Jackman, October 1, 2004, with Mr. Bouck, June 1, 2000, with Mr. Chambliss, and June 1, 2007, with Mr. Merrill.

Under the employment agreements that were in effect during and prior to 2011, our NEOs, other than Mr. Merrill, generally would have been entitled to receive severance payments under various conditions in an amount approximately equal to three times the NEO’s base salary and bonus, plus the maximum bonus available for the year of termination under the officer’s employment agreement and the Amended SMIP. Mr. Merrill’s employment agreement that was in effect during and prior to 2011 generally provided for a severance payment under various conditions in an amount approximately equal to the lesser of his base salary for a period of one year and his base salary for the remainder of the term of his employment agreement, plus the pro-rated maximum bonus available to him for the year of termination under his employment agreement and the MICP. The Compensation Committee believes that these levels of severance were appropriate in light of what it understands is the level of severance offered by the comparator group, and because our relatively low base salaries would have resulted in payments comparable to those that peer companies would pay given a lower multiple but higher base.

Further, under the employment agreements that were in effect during and prior to 2011, in the event of a change in control, the NEOs generally would have been eligible to receive a payment equal to the severance amount, and, if applicable, the NEOs would have been eligible to receive a payment from the company to reimburse such NEOs for the amount of certain excise taxes owed by them as a result of severance or other payments made in connection with a change in control.

Effective as of February 13, 2012, Mr. Mittelstaedt’s employment agreement was replaced by a new Separation Benefits Plan and Employment Agreement by and between the company and Mr. Mittelstaedt (the “CEO Separation Benefits Plan”), and Messrs. Jackman’s, Bouck’s, Chambliss’s and Merrill’s employment agreements were replaced by a new Separation Benefits Plan and related participation letters (the “NEO Separation Benefits Plan,” together with the CEO Separation Benefits Plan, the “Separation Benefits Plans”). The Compensation Committee adopted the Separation Benefits Plans as a result of its review of the company’s compensation and benefits programs in response to the request by Institutional Shareholder Services (“ISS”) in 2010 to renegotiate the terms of the employment agreements with the NEOs to remove certain single-trigger payments in connection with a change in control. As a result of the Compensation Committee’s review, and in recognition of the importance to the company and its stockholders of avoiding the distraction and loss of key executive officers that may occur in connection with rumored or actual fundamental corporate changes, the Compensation Committee, at significant time and expense during 2011 and early 2012 and with the assistance of its independent compensation consultant and outside legal counsel, entered into lengthy negotiations with the NEOs to amend the terms of the NEOs’ employment agreements. These efforts culminated in the NEOs entering into the Separation Benefits Plans. The provisions of the Separation Benefits Plans were determined after the Compensation Committee performed an extensive review of its retention objectives for each NEO and a comprehensive analysis of relevant peer group market data, and as a result of lengthy negotiations with the NEOs.

The Compensation Committee believes that the company’s current and historic successes are due in large part to the leadership, skills and performance of the NEOs, and that it was therefore critical to maintain the stability of the company by negotiating with the NEOs to implement Separation Benefits Plans that enhance NEO retention both before and after a change in control. At the conclusion of the negotiating process, the NEOs agreed to double-trigger change in control severance benefits consistent with ISS’s request. The Compensation Committee’s efforts also resulted in additional amendments to the terms and conditions of the NEOs’ legacy employment agreements. These additional amendments, which the Compensation Committee believes are in the best interests of the company and its stockholders, include:

•	non-compete provisions subject to federal law, rather than California law, which the Compensation Committee believes makes the provisions more likely to be enforceable;

•	eliminating change in control excise tax gross-up rights; and

•

removing the provision entitling the NEOs to receive additional equity in the amount equal to any terminated equity as a result of a change in control if such equity fails to remain outstanding or a lump sum cash payment equal to at least the net after-tax gain such NEO would have realized on exercise of any options that were terminated as a result of a change in control.

Other provisions in the Separation Benefits Plans include establishing a set severance amount (instead of a multiple of the NEOs’ annual base salary and bonus), which is approximately equal to the severance amount that each NEO would have received under his legacy employment agreement assuming 2011 annual base salary and bonus levels. The Compensation Committee believes that the amounts of the severance are appropriate for each NEO because the company’s executives have base salaries and bonuses that are low relative to their industry peers; therefore, the set severance amounts result in payments comparable to those that peer companies would pay given a lower multiple but higher base salary. Further, because the severance amount is a fixed number in the Severance Benefits Plans, the amount of severance will not increase with future base salary or target bonus percentage increases, if any.

At the time each NEO and the company entered into the Severance Benefits Plans, the Compensation Committee made one-time equity grants of 63,172, 15,256, 12,635, 12,350 and 9,824 shares of company stock to Messrs. Mittelstaedt, Bouck, Jackman, Chambliss and Merrill, respectively, in the form of fully-vested restricted stock unit awards. The Compensation Committee believes that the form and amounts of these one-time equity grants were reasonable after an extensive analysis of the peer group market data and the acknowledgement of the tremendous growth and performance of the company in the past years, due in large part to the leadership, skills and performance of the NEOs, coupled with the significant negotiated concessions described above that the NEOs agreed to relative to their prior severance benefits.

The provisions regarding the Severance Benefits Plans are described elsewhere in this proxy statement, under “Potential Payments Upon Termination or Change in Control.”

Compensation Committee Report

The Compensation Committee of the Board of Directors has reviewed and discussed with management the “Compensation Discussion and Analysis” required by Item 402(b) of Regulation S-K. Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be incorporated into both our Annual Report on Form 10-K and Proxy Statement on Schedule 14A for the fiscal year ended December 31, 2011.

This report is submitted on behalf of the Compensation Committee.

William J. Razzouk, Chairman

Edward E. “Ned” Guillet

Michael W. Harlan

COMPENSATION RISK ASSESSMENT

We believe our compensation policies and practices do not present any risk that is reasonably likely to have a material adverse effect on the company. We believe our approach to setting performance targets, evaluating performance, and establishing payouts does not promote excessive risk-taking. We believe that the components of our pay mix — base salary, annual cash incentive bonuses, and long-term equity grants — appropriately balance near-term performance improvement with sustainable long-term value creation.

We considered the following elements of our compensation policies and practices when evaluating whether such policies and practices encourage our employees to take unreasonable risks:

•

annual performance targets are established by each operating location and region and on a company-wide basis to encourage decision-making that is in the best long-term interests of both the company and our stockholders;

•	we adjust performance targets to exclude the benefit or detriment of extraordinary events to ensure our employees are compensated on results within their control or influence;

•	we adjust performance targets to include acquisitions and new contracts not reflected in the originally approved operating budget in order to achieve targeted returns on deployed capital;

•	we set annual performance goals to avoid targets that, if not achieved, result in a large percentage loss of compensation;

•	payouts under our performance-based plans remain at the discretion of our Board of Directors even if targeted performance levels are achieved;

•	payouts under our performance-based plans can result in some compensation at levels below full target achievement, rather than an “all-or-nothing” approach;

•	our NEOs receive annual cash incentive bonus awards only after cash incentive bonus awards payable to other employees have been made;

•

we use restricted stock units rather than stock options for equity awards because restricted stock units retain value even in a depressed market so that recipient employees are less likely to take unreasonable risks to get, or keep, options “in-the-money”;

•

equity-based compensation with time-based vesting over four years accounts for a time horizon of risk and ensures that participating employee interests are aligned with the long-term interests of our stockholders; and

•

stock ownership guidelines require members of our Board of Directors and NEOs to maintain certain ownership levels in our common stock, which aligns a portion of their personal wealth to the long-term performance of the company.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation earned by each of our NEOs in 2011, 2010 and 2009.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(4)	Total ($)
Ronald J. Mittelstaedt	2011	605,843	—	1,320,478	—	1,131,600	—	27,313	3,085,234
Chief Executive Officer and Chairman	2010	538,200	—	1,124,992	—	1,237,860	—	32,201	2,933,253
	2009	538,200	—	807,568	—	941,850	—	52,456	2,340,074

Worthing F. Jackman	2011	359,736		591,087	—	438,000	—	6,992	1,395,815
Executive Vice President and Chief Financial Officer	2010	320,850	—	504,104	—	481,275	—	6,292	1,312,521
	2009	320,850	—	481,448	—	280,744	—	5,750	1,088,792

Steven F. Bouck	2011	421,837	—	690,386	—	510,000	—	19,037	1,641,260
President	2010	398,475	—	625,212	—	597,713	—	20,843	1,642,243
	2009	398,475	—	597,904	—	348,666	—	14,888	1,359,933

Darrell W. Chambliss	2011	360,179	—	588,397	—	434,400	—	7,135	1,390,111
Executive Vice President and Chief Operating Officer	2010	346,725	—	543,267	—	520,087	—	6,125	1,416,204
	2009	346,725	—	520,267	—	303,384	—	2,831	1,173,207

Eric M. Merrill	2011	290,385	382,000	385,032	—	—	—	11,308	1,068,725
Senior Vice President — People, Safety and Development	2010	278,307	183,400	366,333	—	—	—	8,995	837,035
	2009	270,000	120,000	273,099	—	—	—	3,016	666,115

(1)

Amounts shown reflect salary earned by the NEOs for each year indicated and reflect increases that the NEOs, other than Mr. Merrill, received on February 1, 2011, and that Mr. Merrill received on June 1, 2011.

(2)

Stock awards consist of restricted stock units granted under our Third Amended and Restated 2004 Equity Incentive Plan. Amounts shown do not reflect compensation actually received by the NEO. Instead, the amounts shown are the grant date fair value of the awards computed in accordance with generally accepted accounting principles, excluding estimates of forfeitures related to service-based vesting conditions. A discussion of the value of stock awards is set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 8, 2012.

(3)

Amounts shown reflect annual incentive bonus awards earned by the NEOs under our Amended SMIP, which is discussed elsewhere in this proxy statement, under “Compensation Discussion and Analysis.” The amounts shown for 2011 were paid on February 10, 2012.

(4)

We make available for business use to our NEOs and others a private aircraft. Our general policy is not to permit employees, including the NEOs, to use the aircraft for purely personal use. Occasionally, employees or their relatives or spouses, including relatives or spouses of the NEOs, may derive personal benefit from travel on our aircraft incidental to a business function, such as when an NEO’s spouse accompanies the officer to the location of an event the officer is attending for business purposes. For purposes of our Summary Compensation Table, we value the compensation benefit to the officer at the incremental cost to us of conferring the benefit, which consists of additional catering and fuel expenses. In the example given, the incremental cost would be nominal because the aircraft would have been used to travel to the event, and the basic costs of the trip would have been incurred, whether or not the NEO’s spouse accompanied the officer on the trip. However, on the rare occasions when we permit an employee to use the aircraft for purely personal use, we value the compensation benefit to such employee (including NEOs) at the incremental cost to us of conferring the benefit, which consists of the average weighted fuel expenses, catering expenses, trip-related crew expenses, landing fees and trip-related hangar/parking costs. Since our aircraft is used primarily for business travel, the valuation excludes the fixed costs that do not change based on usage, such as pilots’ compensation, the purchase cost of the aircraft and the cost of maintenance. Our valuation of personal use of aircraft as set forth in this proxy statement is calculated in accordance with SEC guidance, which may not be the same as valuation under applicable tax regulations.

In 2011, All Other Compensation paid to our NEOs consisted of the following amounts:

Name	Matching Contributions to 401(k)	Company Contributions Under Nonqualified Deferred Compensation Plan	Life Insurance Premiums Paid by Company(1)	Professional Association Dues	Health Club Dues	Personal Use of Corporate Aircraft Incidental to Business Function	Purely Personal Use of Corporate Aircraft	All “Other” Compensation
Ronald J. Mittelstaedt	—	3,641	536	6,600	2,052	1,088	13,396	27,313
Worthing F. Jackman	—	6,125	506	—	—	361	—	6,992
Steven F. Bouck	3,900	2,225	733	9,495	2,388	296	—	19,037
Darrell W. Chambliss	—	6,125	977	—	—	33	—	7,135
Eric M. Merrill	5,810	2,192	2,593	300	—	413	—	11,308

(1)	Amounts shown are paid by the company in connection with life insurance policies made available to all participants in our Nonqualified Deferred Compensation Plan, including the NEOs.

GRANTS OF PLAN BASED AWARDS IN FISCAL YEAR 2011

The following table summarizes the amount of awards under the Amended SMIP and equity awards granted in 2011 for each of the NEOs.

		Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Ronald J. Mittelstaedt	2/11/11	—	—	—	—	—	—	45,160	—	—	1,320,478
	—	141,450	707,250	1,414,500	—	—	—	—	—	—	—
Worthing F. Jackman	2/11/11	—	—	—	—	—	—	20,215	—	—	591,087
	—	54,750	273,750	547,500	—	—	—	—	—	—	—
Steven F. Bouck	2/11/11	—	—	—	—	—	—	23,611	—	—	690,386
	—	63,750	318,750	637,500	—	—	—	—	—	—	—
Darrell W. Chambliss	2/11/11	—	—	—	—	—	—	20,123	—	—	588,397
	—	54,300	271,500	543,000	—	—	—	—	—	—	—
Eric M. Merrill	2/11/11	—	—	—	—	—	—	13,168	—	—	385,032

(1)

The target incentive amounts shown in this column reflect our annual incentive bonus plan awards provided under the Amended SMIP and represent the target awards pre-established as a percentage of salary. The maximum is the greatest payout which can be made if the pre-established maximum performance level is met or exceeded. Actual annual incentive bonus amounts earned by the NEOs for 2011 under the Amended SMIP are reflected in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

(2)

Stock awards consist of restricted stock units granted under our Third Amended and Restated 2004 Equity Incentive Plan on February 11, 2011. The units granted in February vest in equal, annual installments over the four-year period following the date of grant, beginning on the first anniversary of the date of grant.

(3)

The value of a stock award is based on the fair value as of the grant date of such award computed in accordance with generally accepted accounting principles, and disregards estimates of forfeitures related to service-based vesting conditions. A discussion of the value of stock awards is set forth under Note 1 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC on February 8, 2012.

We entered into employment agreements with Mr. Mittelstaedt on March 1, 2004; with Mr. Jackman on April 11, 2003; with Mr. Bouck on October 1, 2004; with Mr. Chambliss on June 1, 2000; and with Mr. Merrill on June 1, 2007. Each of these agreements provided for certain payments to the NEO in the event of his termination, resignation, death or disability, or upon a change in control of our company. Effective as of February 13, 2012, the NEOs’ individual legacy employment agreements were replaced by the Separation Benefits Plans, as discussed more fully in the “Compensation Discussion and Analysis” and described further under “Potential Payments Upon Termination or Change in Control” below.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

The following table summarizes unexercised options and restricted stock units that have not vested and related information for each of our NEOs as of December 31, 2011.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Ronald J. Mittelstaedt	—	—	—	—	—	10,605	(2)	351,450	—	—
	—	—	—	—	—	20,511	(3)	679,735	—	—
	—	—	—	—	—	27,715	(4)	918,475	—	—
	—	—	—	—	—	39,596	(5)	1,312,211	—	—
	—	—	—	—	—	45,160	(6)	1,496,602	—	—
Worthing F. Jackman	—	—	—	—	—	5,009	(2)	165,998	—	—
	—	—	—	—	—	9,663	(3)	320,232	—	—
	—	—	—	—	—	16,523	(4)	547,572	—	—
	—	—	—	—	—	17,727	(5)	587,473	—	—
	—	—	—	—	—	20,215	(6)	669,925	—	—
Steven F. Bouck	48,186	—	—	14.68	2/23/15	—		—	—	—
	35,991	—	—	15.45	2/14/16	—		—	—	—
	25,884	—	—	15.45	2/14/16	—		—	—	—
	—	—	—	—	—	6,002	(2)	198,906	—	—
	—	—	—	—	—	11,855	(3)	392,875	—	—
	—	—	—	—	—	20,520	(4)	680,033	—	—
	—	—	—	—	—	22,007	(6)	729,312	—	—
	—	—	—	—	—	23,611	(6)	782,469	—	—
Darrell W. Chambliss	—	—	—	—	—	5,009	(2)	165,998	—	—
	—	—	—	—	—	9,851	(3)	326,462	—	—
	—	—	—	—	—	17,855	(4)	591,715	—	—
	—	—	—	—	—	19,107	(5)	633,206	—	—
	—	—	—	—	—	20,123	(6)	666,876	—	—
Eric M. Merrill	27,000	—	—	15.45	2/14/16	—		—	—	—
	—	—	—	—	—	2,708	(2)	89,743	—	—
	—	—	—	—	—	1,478	(7)	48,981	—	—
	—	—	—	—	—	6,027	(3)	199,735	—	—
	—	—	—	—	—	9,364	(4)	310,323	—	—
	—	—	—	—	—	12,879	(5)	426810	—	—
	—	—	—	—	—	13,168	(6)	436,388	—	—

(1)

Includes restricted stock units which were issued as dividend equivalent units in connection with Waste Connections’ first quarterly cash dividend that was paid on November 12, 2010. The units issued as dividend equivalent units will vest in equal annual installments on the same schedule as the restricted stock unit awards to which such dividend equivalent units correspond.

(2)	The restricted stock units vest in equal, annual installments over the five-year period following the grant date of February 1, 2007.

(3)	The restricted stock units vest in equal, annual installments over the five-year period following the grant date of February 5, 2008.

(4)	The restricted stock units vest in equal, annual installments over the five-year period following the grant date of February 11, 2009.

(5)	The restricted stock units vest in equal, annual installments over the four-year period following the grant date of February 11, 2010.

(6)	The restricted stock units vest in equal, annual installments over the four-year period following the grant date of February 11, 2011.

(7)	The restricted stock units vest in equal, annual installments over the five-year period following the grant date of June 1, 2007.

(8)	Based on the closing price of our common stock of $33.14 on the New York Stock Exchange on December 30, 2011, the last trading day of the 2011 fiscal year.

OPTION EXERCISES AND STOCK VESTED IN FISCAL YEAR 2011

The following table summarizes each exercise of stock options, each vesting of restricted stock units and related information for each of our NEOs on an aggregated basis during 2011.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Ronald J. Mittelstaedt	—	—	50,966	1,492,342
Worthing F. Jackman	99,376	1,525,326	24,637	721,287
Steven F. Bouck	125,000	2,191,623	30,247	885,538
Darrell W. Chambliss	—	—	25,730	753,280
Eric M. Merrill	—	—	17,666	520,032

PENSION BENEFITS IN FISCAL YEAR 2011

We do not sponsor any qualified or non-qualified defined benefit plans for any of our executive officers, including the NEOs.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL YEAR 2011

The following table summarizes the participation of our NEOs during 2011 in our Nonqualified Deferred Compensation Plan, which is our only plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
Ronald J. Mittelstaedt	1,810,093	3,641	56,018	—	4,000,075
Worthing F. Jackman	19,999	6,125	(6,716)	28,747	109,394
Steven F. Bouck	333,856	2,225	27,577	—	1,194,436
Darrell W. Chambliss	233,240	6,125	5,542	—	613,011
Eric M. Merrill	121,872	2,192	(14,113)	—	139,711

(1)

Amounts in these columns represent base salary, cash performance bonus and/or restricted stock unit grants each NEO elected to defer and our annual matching contributions in lieu of matching contributions into our 401(k) plan. Contributions by an NEO are reported in the Summary Compensation Table elsewhere in this proxy statement and matching contributions we make to an NEO’s account are reported in the Summary Compensation Table under “All Other Compensation.”

(2)

Amounts in this column are not included in any other amounts disclosed in this proxy statement, as the amounts are not preferential earnings. Instead, earnings disclosed are determined by reference to the returns on one or more select mutual funds, as determined by the participant, that are also available for investment by the general public.

(3)	Amounts shown in this column include the following amounts that were reported as compensation to the NEO in the Summary Compensation Table in our previous proxy statements:

•	For Mr. Mittelstaedt, a total of $2,461,213 was reported (2005 to 2011);

•	For Mr. Jackman, a total of $146,115 was reported (2005 to 2011);

•	For Mr. Bouck, a total of $789,316 was reported (2005 to 2011);

•	For Mr. Chambliss, a total of $312,108 was reported (2005 to 2011); and

•	For Mr. Merrill, a total of $20,835 was reported (2005 to 2011).

The NEOs and certain other highly compensated employees are entitled to participate in the Nonqualified Deferred Compensation Plan, which we put in place to mitigate the impact of our officers and other highly compensated employees being unable to make the maximum contribution permitted under the 401(k) plan due to certain limitations imposed by the IRC. The Nonqualified Deferred Compensation Plan allows an eligible employee to voluntarily defer receipt of up to 80% of the employee’s base salary, and up to 100% of bonuses, commissions and restricted stock unit grants. We make a matching contribution of 50% of every dollar of a participating employee’s pre-tax contributions until the employee’s contributions equal five percent of the employee’s eligible compensation, less the amount of any match we make on behalf of the employee under the company-sponsored 401(k) plan, subject to the limits stated in the Nonqualified Deferred Compensation Plan. Our matching contributions are 100% vested when made. The company also credits an amount reflecting a deemed return to each participant’s deferred compensation account periodically, based on the returns of various mutual funds or measurement funds selected by the participant, except in the case of restricted stock units that are deferred, which are credited as shares of company common stock. The earnings on an employee’s deferred compensation may exceed or fall short of market rate returns, depending on the performance of the funds selected compared to the markets in general.

The investment options and their annual rates of return for the calendar year ended December 31, 2011, that are offered by our plan administrator are contained in the following tables.

Name of Investment Option	Rate of Return in 2011 (%)
AllianceBern VPS Real Estate A	9.03
American Funds IS International 2	(13.96)
Fidelity VIP Mid Cap Svc	(10.72)
Franklin Small Cap Value Securities CI2	(3.76)
Invesco V.I. Core Equity I	(0.06)
Invesco V.I. Mid Cap Core Equity I	(6.38)
Ivy Funds VIP High Income	5.26
Janus Aspen Balanced Svc	1.35
Janus Aspen Forty Svc	(6.94)
Janus Aspen Overseas Svc	(32.34)
Janus Aspen Perkins Mid Cap Value Svc	(2.98)
MFS Var Ins Tr II Intl Value SC	(1.78)
MFS VIT Value – SC	(0.47)
PIMCO VIT Real Return Admin	11.67
PIMCO VIT Total Return Admin	3.60
Pioneer Emerging Markets VCT I	(23.40)
Royce Capital Small-Cap Inv	(3.28)
Van Eck VIP Tr Global Hard Assets I	(16.45)
Vanguard Var Ins Money Market	0.17
Wells Fargo Advantage VT Small Cap Gr 1	(4.60)

Distributions from the Nonqualified Deferred Compensation Plan are automatically triggered by the occurrence of certain events. Upon termination of employment or retirement, a participant will receive a distribution from the plan in the form he previously selected — either in a lump sum or in annual installments over any period selected, up to fifteen years. Payments will commence within 60 days after the last day of the six-month period immediately following the termination or retirement date. If a participant becomes disabled, he will receive his entire account balance in a lump sum within 60 days of the date on which he became disabled. Upon the death of a participant during employment or while receiving his retirement benefits under the plan, his unpaid account balance will be paid to his beneficiary in a lump sum within 60 days of the date the plan committee is notified of his death.

Participants also elect whether to receive a distribution of their entire account balance in a lump sum upon a change in control of our company, as defined in the plan, or whether to have their account balance remain in the plan after a change in control. In the absence of such an election, a participant will receive a distribution after a change in control occurs. Participants may also choose to receive lump sum distributions of all or a portion of their account balances upon optional, scheduled distribution dates or upon an unforeseeable financial emergency. Optional distribution dates must be a January 1 that is at least three years after the end of the plan year in which the deferral election is made. Optional distributions may be postponed, subject to certain conditions specified in the plan. Distributions upon an unforeseeable financial emergency are also subject to certain restrictions specified in the plan.

EQUITY COMPENSATION PLAN INFORMATION

The following is a summary of all of our equity compensation plans and individual arrangements that provide for the issuance of equity securities as compensation, as of December 31, 2011.

	(a)		(b)		(c)
Equity Compensation Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted- average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Approved by stockholders(1)	1,774,979	(2)(3)	$14.51	(4)	3,646,379	(3)(5)
Not approved by stockholders(8)	480,872	(6)	$12.95	(7)	273,967	(6)

Total	2,255,851		$13.64	(4)(7)	3,920,346

(1)

Consists of: (a) the Third Amended and Restated 2004 Equity Incentive Plan (the “2004 Plan”); (b) the 2002 Senior Management Equity Incentive Plan (the “Senior Incentive Plan”); and (c) the Second Amended and Restated 1997 Stock Option Plan (the “1997 Plan”).

(2)	Includes an aggregate of 1,393,009 restricted stock units.

(3)	While options granted under the 1997 Plan remain outstanding, the term of the plan expired in 2007, and as a result no further awards may be granted under the plan.

(4)	Excludes restricted stock units.

(5)

The remaining 2,159,879 shares reserved for issuance under the 2004 Plan will be issuable upon the exercise of future stock option grants or pursuant to future restricted stock or restricted stock unit awards that vest upon the attainment of prescribed performance milestones or the completion of designated service periods. The remaining 1,500,000 shares reserved for issuance under the Senior Incentive Plan will be issuable upon the exercise of future stock option grants made thereunder.

(6)

While options granted under the 2002 Stock Option Plan remain outstanding, the Board of Directors unanimously adopted resolutions in 2008 approving the reduction of the shares available for future issuance under the plan from 128,636 to zero, and as a result no further awards may be granted under the plan.

(7)	Excludes restricted stock.

(8)	Consists of the plans summarized below.

The material features of our equity compensation plans not approved by stockholders are described below.

2002 Stock Option Plan

In 2002, our Board of Directors authorized the 2002 Stock Option Plan. Participation in the 2002 Stock Option Plan is limited to consultants and employees, other than officers and directors. Options granted under the 2002 Stock Option Plan are nonqualified stock options and have a term of no longer than ten years from the date they are granted. Options generally become exercisable in installments pursuant to a vesting schedule set forth in each option agreement. The Compensation Committee currently administers the 2002 Stock Option Plan. The Compensation Committee authorizes the granting of options and determines the employees and consultants to whom options are to be granted, the number of shares subject to each option, the exercise price, option term, vesting schedule and other terms and conditions of the options. However, while options previously granted under the 2002 Stock Option Plan remain outstanding, the Board of Directors unanimously adopted resolutions in 2008 approving the reduction of the shares available for future issuance under the plan from 128,636 to zero, and as a result no further awards may be granted under the plan. Options previously granted under the plan have exercise prices per share as determined by the Compensation Committee at the time of grant. Immediately prior to a change in control, all outstanding options under the 2002 Stock Option Plan will automatically accelerate and become immediately exercisable. The Compensation Committee may in its discretion provide that the shares subject to an option under the 2002 Stock Option Plan may (i) continue as an immediately exercisable option, (ii) be assumed as immediately exercisable options by the surviving corporation or its parent, (iii) be substituted by immediately exercisable options granted by the surviving corporation or its parent with substantially the same terms for the option, or (iv) be cancelled after payment to optionee of an amount in cash or other consideration delivered to the stockholders of the company reduced by the exercise price.

2002 Restricted Stock Plan

In 2002, our Board of Directors adopted the 2002 Restricted Stock Plan in which selected employees, other than executive officers and directors, may participate. Restricted stock awards under the 2002 Restricted Stock Plan may or may not require a cash payment from a participant to whom an award is made. The awards become free of the stated restrictions over periods determined at the date of the grant, subject to continuing employment, the achievement of particular performance goals and/or the satisfaction of certain vesting provisions applicable to each award of shares. The Compensation Committee currently administers the 2002 Restricted Stock Plan. The Compensation Committee authorizes the grant of any stock awards and determines the employees to whom shares are awarded, number of shares to be awarded, award period and other terms and conditions of the awards. Shares of restricted stock may be forfeited and revert to us if a plan participant resigns from Waste Connections and its subsidiaries, is terminated for cause or violates the terms of any non-competition or non-solicitation agreements to which that plan participant is bound (if such plan participant has been terminated without cause). Immediately prior to a change in control, all restrictions imposed by the Compensation Committee on any outstanding restricted stock award under the 2002 Restricted Stock Plan will be immediately automatically cancelled and such award will be fully vested, and any applicable performance goals will be deemed achieved at not less than the target level.

2002 Consultant Incentive Plan

In 2002, our Board of Directors authorized the 2002 Consultant Incentive Plan, under which warrants to purchase our common stock may be issued to certain of our consultants. Warrants awarded under the Consultant Incentive Plan are subject to a vesting schedule set forth in each warrant agreement. Historically, warrants issued have been fully vested and exercisable at the date of grant. The Compensation Committee currently administers the 2002 Consultant Incentive Plan. The Compensation Committee authorizes the issuance of warrants and determines the consultants to whom warrants are to be issued, the number of shares subject to each warrant, the purchase price, exercise date and period, warrant term and other terms and conditions of the warrants. All warrants granted under the plan shall have purchase prices per share at least equal to the fair market value of the underlying common stock on the date of grant.

Non-Plan Warrants

Prior to the Board of Directors’ approval of the 2002 Consultant Incentive Plan, we issued warrants to purchase our common stock on an individual basis to certain consultants that assisted us in various capacities and certain employees. Historically, these warrants were issued fully vested and were exercisable at the date of grant. The Board of Directors authorized the issuance of such warrants and determined the consultants and employees to whom such warrants were issued, the number of shares subject to each warrant, the purchase price, exercise date and period, warrant term and other terms and conditions of the warrants.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Severance Arrangements in Effect in 2011

We entered into employment agreements with Mr. Mittelstaedt on March 1, 2004; with Mr. Jackman on April 11, 2003; with Mr. Bouck on October 1, 2004; with Mr. Chambliss on June 1, 2000; and with Mr. Merrill on June 1, 2007. Each of these agreements provided for certain payments to the NEO in the event of his termination, resignation, death or disability, or upon a change in control of our company. Effective as of February 13, 2012, the NEOs’ individual legacy employment agreements were replaced by the Separation Benefits Plans, as discussed more fully in the “Compensation Discussion and Analysis” and described further under “2012 NEO Separation Benefits Arrangements” below.

Termination by the Company

We may terminate an NEO’s employment with or without cause. Terminations for cause are subject to a sixty-day notice and right to cure provision in each NEO’s employment agreement. “Cause” is generally defined in each of these employment agreements as follows:

•	a material breach of any of the terms of the agreement that is not immediately corrected following written notice of default specifying such breach;

•	except in Mr. Mittelstaedt’s case, a breach of any of the provisions of the non-competition and non-solicitation provisions of the agreement;

•

repeated intoxication with alcohol or drugs while on company premises during its regular business hours to such a degree that, in the reasonable judgment of the other managers of the company, the employee is abusive or incapable of performing his duties and responsibilities under the agreement;

•	conviction of a felony; or

•	misappropriation of property belonging to the company and/or any of its affiliates.

Termination Upon Death or Disability

In the event of the disability or death of an NEO, in addition to the payments listed in the tables below, the NEO may receive benefits under our long-term disability insurance and our life and accidental death and dismemberment insurance plans, which provide for broad-based employee participation.

Termination by the Employee

Each NEO may terminate his employment without good reason. In addition, except for Mr. Merrill, each NEO may terminate his employment for good reason. “Good Reason” is generally defined in each of these employment agreements as follows:

•

assignment to the employee of duties inconsistent with his responsibilities as they existed on the date of the agreement, a substantial alteration in the title(s) of the employee (so long as the existing corporate structure of the company is maintained) or a substantial alteration in the status of the employee in the company organization as it existed on the date of the agreement;

•	the relocation of the company’s principal executive office to a location more than 50 miles from its present location;

•	a reduction by the company in the employee’s base salary without the employee’s prior approval;

•

a failure by the company to continue in effect, without substantial change, any benefit plan or arrangement in which the employee was participating or the taking of any action by the company which would adversely affect the employee’s participation in or materially reduce his benefits under any benefit plan (unless such changes apply equally to all other management employees of the company);

•

any material breach by the company of any provision of the agreement without the employee having committed any material breach of his obligations thereunder, which breach is not cured within 20 days following written notice thereof to the company of such breach; or

•	the failure of the company to obtain the assumption of the agreement by any successor entity.

Change in Control

A change in control of Waste Connections is generally treated as a termination without cause of the NEO, unless he elects in writing to waive the applicable provision of his employment agreement. Under each of these employment agreements, a “Change in Control” is generally deemed to have occurred if:

•

there shall be consummated (a) any reorganization, liquidation or consolidation of the company, or any merger or other business combination of the company with any other corporation, other than any such merger or other combination that would result in the voting securities of the company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 50% of the total voting power represented by the voting securities of the company or such surviving entity outstanding immediately after such transaction; or (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the company;

•	any person (as defined in the agreement), shall become the beneficial owner (as defined in the agreement), directly or indirectly, of 50% or more of the company’s outstanding voting securities; or

•

during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board of Directors shall cease for any reason to constitute at least one-half of the membership thereof unless the election, or the nomination for election by the company’s stockholders, of each new director was approved by a vote of at least one-half of the directors then still in office who were directors at the beginning of the period.

In addition to his severance payments described in the tables below, in the event of a change in control after which any previously outstanding option, warrant or other right relating to our capital stock fails to remain outstanding, each of the NEOs would be entitled to receive either: (i) options to purchase that number of shares of stock of the acquiring company that he would have received had he exercised his terminated Waste Connections options, warrants or rights immediately prior to the acquisition resulting in a change in control and received for the shares acquired on exercise of such options shares of the acquiring company in the change in control transaction (the aggregate exercise price for the shares covered by such options would be the aggregate exercise price for the terminated Waste Connections options, warrants or rights); or (ii) a lump sum payment equal on an after-tax basis to at least the net after-tax gain he would have realized on exercise of such options of the acquiring company and sale of the underlying shares.

2012 NEO Separation Benefits Arrangements

Effective as of February 13, 2012, Mr. Mittelstaedt will be eligible to receive severance benefits and change in control payments pursuant to the CEO Separation Benefits Plan. In addition, effective as of February 13, 2012, our NEOs other than Mr. Mittelstaedt will be eligible to receive certain separation benefits and change in control payments pursuant to the NEO Separation Benefits Plan. Messrs. Bouck, Jackman, Chambliss and Merrill entered into related participation letter agreements on February 13, 2012 confirming the terms and conditions of their employment and applicable severance and change in control benefits in accordance with the NEO Separation Benefits Plan. The CEO Separation Benefits Plan supersedes Mr. Mittelstaedt’s employment agreement, and the NEO Separation Benefits Plan (together with each applicable related participation letter agreement) supersedes the employment agreements of Messrs. Bouck, Jackman, Chambliss and Merrill.

CEO Separation Benefits Plan

Under the terms of the CEO Separation Benefits Plan, Mr. Mittelstaedt would be entitled to receive, upon a termination by us without cause or resignation by Mr. Mittelstaedt for “good reason” (as defined below) prior to a change in control (defined as set forth above under “Change in Control”): (i) a cash payment payable in a lump sum of $7,500,000; (ii) coverage under our group medical insurance of Mr. Mittelstaedt and his eligible dependents for three years; (iii) accelerated vesting of all of Mr. Mittelstaedt’s outstanding but unvested time-based equity awards; (iv) a pro-rated portion Mr. Mittelstaedt’s performance-based equity awards, following our determination of actual performance achievement following the end of the performance cycle; and (v) extended post-termination exercise period to the earlier of the fifth anniversary of Mr. Mittelstaedt’s date of termination or the expiration of the original terms of such stock options.

Mr. Mittelstaedt also will be entitled to such benefits in the event his employment is terminated as a result of his death or permanent disability.

Upon a termination by us without cause or resignation by Mr. Mittelstaedt for good reason within two years after a change in control, Mr. Mittelstaedt would be entitled to receive a cash payment payable in a lump sum of $7,500,000 and coverage under our group medical insurance of Mr. Mittelstaedt and his eligible dependents for three years. Further, the CEO Separation Benefits Plan specifically provides for a parachute payment cut-back, where payments and benefits shall be made to Mr. Mittelstaedt in full or in such lesser amount as would result in no portion of the payments being subject to an excise tax under Section 280G and Section 4999 of the Internal Revenue Code, whichever of the foregoing amounts is greater on an after-tax basis.

To receive the severance benefits under the CEO Plan, Mr. Mittelstaedt must abide by certain restrictive covenants in the CEO Separation Benefits Plan, including a commitment by Mr. Mittelstaedt not to compete in restricted territory with our competitors and not to solicit our employees for 12 months (with a few limited exceptions with respect to certain of our executive officers) following the date of Mr. Mittelstaedt’s termination of employment. Additionally, in the event of certain terminations of employment, Mr. Mittelstaedt is eligible to receive $7,000,000 in consideration of the extension of the restrictive covenants from 12 months to 24 months after his termination of employment, with such extension being at the company’s discretion and option.

Other NEOs Separation Benefits Plan

Under the terms of the NEO Separation Benefits Plan and the applicable related participation letter agreement, each of Messrs. Bouck, Jackman, Chambliss and Merrill would be entitled to receive, upon a termination by us without cause or resignation by such NEO for “good reason” (as defined below) prior to a change in control (as defined above under “Change in Control”): (i) cash payments equal to $3,900,000, $3,300,000, $3,300,000 and $500,000, respectively for Messrs. Bouck, Jackman, Chambliss and Merrill (for Messrs. Bouck, Jackman and Chambliss, such cash payments shall be paid one-third on the date of termination and one-third on each of the first and second anniversaries of the date of termination; for Mr. Merrill, such cash payments shall be paid in accordance with normal payroll practices); (ii) accelerated vesting of such NEO’s outstanding but unvested time-based equity awards; (iii) a pro-rated portion of such NEO’s performance-based equity awards, following our Compensation Committee’s determination of actual performance achievement following the end of the performance cycle; and (iv) extended post-termination exercise period to the earlier of the third anniversary such NEO’s date of termination or the expiration of the original terms of such stock options, other than Mr. Merrill, whose extended post-termination exercise period shall be the earlier of the first anniversary of his date of termination or the expiration of the original terms of such stock options. In addition to the foregoing benefits, for one year after the date of termination of Mr. Merrill, we will pay to Mr. Merrill an amount equal to our portion of the cost of medical insurance at the rate in effect on his date of termination.

Messrs. Bouck, Jackman, Chambliss and Merrill also will be entitled to the foregoing benefits if such NEO’s employment is terminated as a result of their death, to be paid in a lump sum. In the event of permanent disability of Messrs. Bouck, Jackman and Chambliss, they each shall receive: (A) a pro-rated portion of his annual bonus through the date of termination; (B) cash payments equal to his remaining base salary through the full term of the NEO Separation Benefits Plan, to be paid one-third on the date of termination and one-third on each of the first and second anniversaries of the date of termination; and (C) (ii)-(iv) above. In the event of Mr. Merrill’s permanent disability, Mr. Merrill is entitled to receive the same severance benefits as if he experienced a termination by us without cause, as described above.

Upon a termination by us without cause or resignation by them for good reason within two years after a change in control, Messrs. Bouck, Jackman, Chambliss and Merrill would be entitled to receive a cash payment as set forth in their participation letter agreements equal to the amounts set forth in (i) above, to be paid in a lump sum. Further, the NEO Separation Benefits Plan specifically provides for a parachute payment cut-back, where payments and benefits shall be made to such participating NEOs in full or in such lesser amount as would result in no portion of the payments being subject to an excise tax under Section 280G and Section 4999 of the Internal Revenue Code, whichever of the foregoing amounts is greater on an after-tax basis.

To receive the above severance benefits, Messrs. Bouck, Jackman, Chambliss and Merrill must abide by certain restrictive covenants in the NEO Separation Benefits Plan, including a commitment by the NEO not to compete with the company in a restricted territory and not to solicit our employees for 12 months following the date of such NEO’s termination of employment.

For purposes of the Separation Benefits Plans, “good reason” is generally defined as: (i) assignment to the NEO of duties inconsistent with and resulting in a diminution of his position (including status, offices, titles, responsibilities and reporting requirements), authority, duties or responsibilities as they existed on the effective date of the Separation Benefits Plans; or any other action by the company which results in a diminution in such position, authority, duties or responsibilities; a substantial alteration in the title(s) of the NEO (so long as the existing corporate structure of the company is maintained); provided, however, that his failure to be in the same position (including status, offices, titles, responsibilities and reporting requirements) with the ultimate parent of the company will constitute “good reason”; (ii) the relocation of his principal place of employment to a location more than fifty (50) miles from its present location without his prior approval; (iii) a material reduction by the company in his total annual cash compensation without his prior approval; (iv) on or after a change in control, a material reduction by the company in his total annual compensation without his prior approval; (v) a failure by the company to continue in effect, without substantial change, any benefit plan or arrangement in which he was participating or the taking of any action by the company which would adversely affect his participation in or materially reduce his benefits under any benefit plan (unless such changes apply equally to all other management employees of company); (vi) any material breach by the company of any provision of the Separation Benefits Plans without his having committed any material breach of his obligations hereunder, which breach is not cured within twenty (20) days following written notice thereof to the company of such breach; or (vii)  the failure of the company to obtain the assumption of the plan by any successor entity.

Potential Payments Tables

The following tables estimate the payments we would be obligated to make to each of our NEOs as a result of his termination or resignation or because of a change in control of our company pursuant to the employment agreements we have entered into with each of our NEOs and certain other arrangements noted in the tables, assuming such termination, resignation or change in control occurred on December 31, 2011. We have calculated these estimated payments to meet SEC disclosure requirements. The estimated payments are not necessarily indicative of the actual amounts any of our NEOs would receive in such circumstances.

For illustrative purposes only, the tables assume that: (a) a notice of termination was received by the employee or a change in control in our company occurred on December 31, 2011, as applicable; (b) the price per share of our common stock is $33.14, the closing price on December 30, 2011, the last trading day of the 2011 fiscal year; and (c) the reason for a termination for cause is not susceptible to the NEO’s 60-day right to cure under his employment agreement.

In addition to the amounts reflected in the tables, on termination of an NEO’s employment agreement by us or by him as provided in his agreement, all vested deferred compensation and other retirement benefits payable to the employee under benefit plans in which he then participated would be paid to him in accordance with the provisions of the respective plans. These plans include our voluntary 401(k) plan and our Nonqualified Deferred Compensation Plan.

Ronald J. Mittelstaedt, Chairman and Chief Executive Officer

In the event Mr. Mittelstaedt voluntarily terminates his employment without good reason or his employment is terminated for cause, we have the option to make him subject to the terms of the non-competition and non-solicitation provisions of his employment agreement for a period of 18 months from the date of termination, referred to as the Optional Restricted Period, in which case he would be entitled to the same severance benefits to which he would be entitled in the event of a termination without cause.

Mr. Mittelstaedt’s employment agreement defines the term “Total Compensation,” used in the table below, to equal the sum of: (i) twelve months of his base salary as of the termination date; (ii) the maximum bonus of 230% of such base salary; and (iii) the amount of all vehicle allowance and vehicle-related, telephone and facsimile reimbursements that were payable to him with respect to the twelve months preceding the termination date.

Mr. Mittelstaedt’s employment agreement also defines the term “Health Insurance Benefit,” used in the table below, as an amount equal to the excess of (i) the premiums payable by him to cover himself, his wife and his children for a three-year period beginning on the termination date under a health insurance plan that provides benefits comparable to those available under our health insurance plan then in effect, over (ii) the premiums that would be payable by him if he were still employed by us to cover himself, his wife and his children for that three-year period under our health insurance plan in effect on the termination date. In the case of a termination on death, the Health Insurance Benefit shall be calculated with respect to coverage only for Mr. Mittelstaedt’s wife and children. In both cases, for illustrative purposes only, we have used the cost for an employee plus unlimited dependents that Mr. Mittelstaedt or his family would pay under the Consolidated Omnibus Budget Reconciliation Act, or COBRA, if they elected to extend their health coverage under our group health plan for the period indicated.

	Termination for Cause Not Subject to Optional Restricted Period		Termination for Cause Subject to Optional Restricted Period		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason Not Subject to Optional Restricted Period		Termination by Employee Without Good Reason Subject to Optional Restricted Period		Change in Control
Base Salary	$—	(1)	$—	(1)	$—	(1)	$1,944,411	(8)	$—	(1)	$—	(1)	$—	(1)	$—	(1)	$—	(1)
Bonus	—	(2)	1,414,500	(5)	1,414,500	(5)	1,414,500	(5)	1,414,500	(5)	1,414,500	(5)	—	(2)	1,414,500	(5)	1,414,500	(5)
Severance Payment	—		6,135,022	(6)	6,135,022	(6)	—		6,135,022	(6)	6,135,022	(6)	—		6,135,022	(6)	6,135,022	(6)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	4,758,473	(7)	4,758,473	(7)	4,758,473	(7)	4,758,473	(7)	4,758,473	(7)	—	(3)	4,758,473	(7)	4,758,473	(7)
Gross Up Payment	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
TOTAL	$—		$12,307,996		$12,307,996		$8,117,384		$12,307,996		$12,307,996		$—		$12,307,996		$12,307,996

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(2)	Employee will forfeit his bonus for the year in which such a termination occurs.

(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be cancelled upon such a termination.

(4)

Reflects a gross up payment to the employee to be paid within ten days after the Internal Revenue Service or any other taxing authority issues a notice stating that an excise tax, as defined in employee’s employment agreement, is due with respect to the payments made to employee related to his termination, subject to certain rights of the company to challenge the application of such tax.

(5)

Reflects a lump sum payment of the prorated portion of the maximum bonus available to the employee under his employment agreement and the Amended SMIP for the year in which the termination occurs, which is 230% of his base salary at the time of termination.

(6)	Reflects a lump sum payment equal to the sum of: (i) an amount equal to three times the employee’s Total Compensation and (ii) the employee’s Health Insurance Benefit.

(7)

Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the fifth anniversary of the date of termination.

(8)

Reflects a lump sum payment equal to the base salary payable to employee through the end of the term of his employment agreement, which for Mr. Mittelstaedt is extended by one year on each anniversary of his employment agreement, thus extending the term to three years. The term of Mr. Mittelstaedt’s employment agreement currently expires on February 28, 2015.

Worthing F. Jackman, Executive Vice President and Chief Financial Officer

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason		Change in Control
Base Salary	$—	(1)	$—	(5)	$845,000	(9)	$—	(5)	$—	(5)	$—	(1)	$—	(5)
Bonus	—	(2)	547,500	(6)	547,500	(10)	547,500	(6)	547,500	(6)	—	(2)	547,500	(6)
Severance Payment	—		2,737,500	(7)	—		2,737,500	(7)	2,737,500	(7)	—		2,737,500	(7)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	2,291,200	(8)	2,291,200	(8)	2,291,200	(8)	2,291,200	(8)	—	(3)	2,291,200	(8)
Gross Up Payment	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
TOTAL	$—		$5,576,200		$3,683,700		$5,576,200		$5,576,200		$—		$5,576,200

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(2)	Employee will forfeit his bonus for the year in which such a termination occurs.

(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be cancelled upon such a termination.

(4)

Reflects a gross up payment to the employee to be paid within ten days after the Internal Revenue Service or any other taxing authority issues a notice stating that an excise tax, as defined in employee’s employment agreement, is due with respect to the payments made to employee related to his termination, subject to certain rights of the company to challenge the application of such tax.

(5)	Reflects the employee’s base salary to the date of termination, which is assumed to have been paid in full for purposes of this table. See footnote (7) for payment terms.

(6)

Reflects the full (not prorated) maximum bonus available to the employee under his employment agreement and the Amended SMIP for the year in which the termination occurs, which is 150% of his base salary at the time of termination. See footnote (7) for payment terms.

(7)

Reflects an amount equal to three times the employee’s annual base salary at the time of his termination plus three times the maximum bonus available to him under his employment agreement for the year in which the termination occurs. Together with the payments under footnotes (5) and (6), this amount will be paid as follows: one-third on date of termination and, provided employee has complied with the up to three-year non-competition and three-year non-solicitation provisions of his employment agreement, one-third on each of the first and second anniversaries of the date of termination; except in the event of a change in control, deemed a termination without cause unless the employee elects in writing otherwise, in which case such payments will be made in a lump sum on the date of termination.

(8)

Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the third anniversary of the date of termination.

(9)

Reflects base salary payable to the employee through the end of the term of his employment agreement, which for Mr. Jackman is extended by one year on each anniversary of his employment agreement, thus extending the term to three years. The term of Mr. Jackman’s employment agreement currently expires on April 25, 2014. See footnote (10) for payment terms.

(10)

Reflects the prorated portion of the maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 150% of his base salary at the time of termination. Together with the payment under footnote (9), this amount will be paid in a lump sum. For purposes of a termination on disability only, the termination date will be deemed to be thirty days after notice of termination is given under the employment agreement.

Steven F. Bouck, President

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason		Change in Control
Base Salary	$—	(1)	$—	(5)	$1,167,877	(9)	$—	(5)	$—	(5)	$—	(1)	$—	(5)
Bonus	—	(2)	637,500	(6)	637,500	(10)	637,500	(6)	637,500	(6)	—	(2)	637,500	(6)
Severance Payment	—		3,187,500	(7)	—		3,187,500	(7)	3,187,500	(7)	—		3,187,500	(7)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	2,783,594	(8)	2,783,594	(8)	2,783,594	(8)	2,783,594	(8)	—	(3)	2,783,594	(8)
Gross Up Payment	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
TOTAL	$—		$6,608,594		$4,588,971		$6,608,594		$6,608,594		$—		$6,608,594

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(2)	Employee will forfeit his bonus for the year in which such a termination occurs.

(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be cancelled upon such a termination.

(4)

Reflects a gross up payment to the employee to be paid within ten days after the Internal Revenue Service or any other taxing authority issues a notice stating that an excise tax, as defined in employee’s employment agreement, is due with respect to the payments made to employee related to his termination, subject to certain rights of the company to challenge the application of such tax.

(5)	Reflects the employee’s base salary to the date of termination, which is assumed to have been paid in full for purposes of this table. See footnote (7) for payment terms.

(6)

Reflects the full (not prorated) maximum bonus available to the employee under his employment agreement and the Amended SMIP for the year in which the termination occurs, which is 150% of his base salary at the time of termination. See footnote (7) for payment terms.

(7)

Reflects an amount equal to three times the employee’s annual base salary at the time of his termination plus three times the maximum bonus available to him under his employment agreement for the year in which the termination occurs. Together with the payments under footnotes (5) and (6), this amount will be paid as follows: one-third on date of termination and, provided employee has complied with the up to three-year non-competition and three-year non-solicitation provisions of his employment agreement, one-third on each of the first and second anniversaries of the date of termination; except in the event of a change in control, deemed a termination without cause unless the employee elects in writing otherwise, in which case such payments will be made in a lump sum on the date of termination.

(8)

Reflects the immediate vesting of all of the employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the third anniversary of the date of termination.

(9)

Reflects base salary payable to employee through the end of the term of his employment agreement, which for Mr. Bouck is extended by one year on each anniversary of his employment agreement, thus extending the term to three years. The term of Mr. Bouck’s employment agreement currently expires on September 30, 2014. See footnote (10) for payment terms.

(10)

Reflects the prorated portion of the maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 150% of his base salary at the time of termination. Together with the payment under footnote (9), this amount will be paid in a lump sum. For purposes of a termination on disability only, the termination date will be deemed to be thirty days after notice of termination is given under the employment agreement.

Darrell W. Chambliss, Executive Vice President and Chief Operating Officer

	Termination for Cause		Termination Without Cause		Termination on Disability		Termination on Death		Termination by Employee For Good Reason		Termination by Employee Without Good Reason		Change in Control
Base Salary	$—	(1)	$—	(5)	$873,759	(9)	$—	(5)	$—	(5)	$—	(1)	$—	(5)
Bonus	—	(2)	543,000	(6)	543,000	(10)	543,000	(6)	543,000	(6)	—	(2)	543,000	(6)
Severance Payment	—		2,715,000	(7)	—		2,715,000	(7)	2,715,000	(7)	—		2,715,000	(7)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	2,384,257	(8)	2,384,257	(8)	2,384,257	(8)	2,384,257	(8)	—	(3)	2,384,257	(8)
Gross Up Payment	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)	—	(4)
TOTAL	$—		$5,642,257		$3,801,016		$5,642,257		$5,642,257		$—		$5,642,257

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(2)	Employee will forfeit his bonus for the year in which such a termination occurs.

(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be cancelled upon such a termination.

(4)

Reflects a gross up payment to the employee to be paid within ten days after the Internal Revenue Service or any other taxing authority issues a notice stating that an excise tax, as defined in employee’s employment agreement, is due with respect to the payments made to employee related to his termination, subject to certain rights of the company to challenge the application of such tax.

(5)	Reflects the employee’s base salary to the date of termination, which is assumed to have been paid in full for purposes of this table. See footnote (7) for payment terms.

(6)

Reflects the full (not prorated) maximum bonus available to the employee under his employment agreement and the Amended SMIP for the year in which the termination occurs, which is 150% of his base salary at the time of termination. See footnote (7) for payment terms.

(7)

Reflects an amount equal to three times the employee’s annual base salary at the time of his termination plus three times the maximum bonus available to him under his employment agreement for the year in which the termination occurs. Together with the payments under footnotes (5) and (6), this amount will be paid as follows: one-third on date of termination and, provided employee has complied with the up to three-year non-competition and three-year non-solicitation provisions of his employment agreement, one-third on each of the first and second anniversaries of the date of termination; except in the event of a change in control, deemed a termination without cause unless the employee elects in writing otherwise, in which case such payments will be made in a lump sum on the date of termination.

(8)

Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the third anniversary of the date of termination.

(9)	Reflects base salary payable to employee through the end of the term of his employment agreement, which for Mr. Chambliss is extended by one year on each anniversary of his employment agreement, thus extending the term to three years. The term of Mr. Chambliss’ employment agreement currently expires on May 31, 2014. See footnote (10) for payment terms.

(10)

Reflects the prorated portion of the maximum bonus available to the employee under his employment agreement for the year in which the termination occurs, which is 150% of his base salary at the time of termination. Together with the payment under footnote (9), this amount will be paid in a lump sum. For purposes of a termination on disability only, the termination date will be deemed to be thirty days after notice of termination is given under the employment agreement.

Eric M. Merrill, Senior Vice President — People, Safety and Development

	Termination for Cause		Termination Without Cause(4)		Termination on Disability		Termination on Death		Termination by Employee		Change in Control
Base Salary	$—	(1)	$—	(5)	$—	(5)	$—	(5)	$—	(1)	$—	(5)
Bonus	—	(2)	195,438	(6)	195,438	(6)	195,438	(6)	—	(2)	195,438	(6)
Severance Payment	—		301,005	(7)	301,005	(7)	295,000	(9)	—		295,000	(10)
Unvested Stock Options, Restricted Stock Units and Other Equity in Company	—	(3)	1,511,979	(8)	1,511,979	(8)	1,511,979	(8)	—	(3)	1,511,979	(8)
TOTAL	$—		$2,008,422		$2,008,422		$2,002,417		$—		$2,002,417

(1)	Reflects the employee’s base salary to the date of termination, paid in a lump sum, which is assumed to have been paid in full.

(2)	Employee will forfeit his bonus for the year in which such a termination occurs.

(3)	All of employee’s unvested options, restricted stock units and other equity relating to the capital stock of the company will be cancelled upon such a termination.

(4)	Upon such a termination, Waste Connection would pay as incurred Mr. Merrill’s expenses, up to $15,000, associated with career counseling and resume development.

(5)	Reflects the employee’s base salary to the date of termination, which is assumed to have been paid in full for purposes of this table. See footnotes (7), (9) and (10) for payment terms.

(6)

Reflects the prorated maximum bonus available to the employee under his employment agreement and the Management Incentive Compensation Program for the year in which the termination occurs, which is 66.25% of his base salary at the time of termination. See footnotes (7), (9) and (10) for payment terms.

(7)

Reflects an amount equal to the sum of: (i) an amount equal to the lesser of (a) the employee’s annual base salary for a period of one year, and (b) the employee’s annual base salary for the remainder of the term of his employment agreement; plus (ii) an amount equal to Waste Connections’ portion (but not the employee’s portion) of the cost of medical insurance at the rate in effect on the date of termination for a period of one year from the date of termination. For illustrative purposes only, we have used the cost for an employee that Mr. Merrill would pay under COBRA if he elected to extend his health coverage under our group health plan for the period indicated. Together with the payments under footnotes (5) and (6), this amount will be paid in accordance with Waste Connections’ normal payroll practices and not as a lump sum. Employee is subject to non-competition and non-solicitation covenants, which are generally for one year after the date of termination.

(8)

Reflects the immediate vesting of all of employee’s outstanding but unvested stock options, restricted stock units and other rights related to the company’s capital stock as of the date of termination. The exercisability of any such equity-based award, together with all vested equity-based awards held by the employee, will be extended to the earlier of the expiration of the term of such equity-based award or the first anniversary of the date of termination.

(9)

Reflects an amount equal to the lesser of (a) the employee’s annual base salary for a period of one year, and (b) the employee’s annual base salary for the remainder of the term of his employment agreement. Together with the payments under footnotes (5) and (6), this amount will be paid as a lump sum.

(10)

Reflects an amount equal to the lesser of (a) the employee’s annual base salary for a period of one year, and (b) the employee’s annual base salary for the remainder of the term of his employment agreement. Together with the payments under footnotes (5) and (6), this amount will be paid in a lump sum. Employee is subject to non-competition and non-solicitation covenants, which are generally for one year after the change in control.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since January 20, 2005, Namen Chambliss has held the position of Network Manager for the company. Mr. N. Chambliss is the brother of Darrell Chambliss, our Executive Vice President and Chief Operating Officer. Previously, Mr. N. Chambliss held the position of Systems Operations Supervisor for the Eastern Region, and was based in our regional office in Memphis, Tennessee. The total salary and bonus compensation we paid to Mr. N. Chambliss in 2011 was $121,423. In addition, Mr. N. Chambliss had $34,006 of restricted stock units vest in 2011. In 2011, we granted Mr. N. Chambliss 697 restricted stock units. The units were granted on the same general terms and conditions as units granted to other employees at the same management level. As Network Manager, Mr. N. Chambliss’ annual salary is $106,000 as of January 22, 2012.

Review, Approval or Ratification of Transactions with Related Persons

The charter of our Board of Directors’ Nominating and Corporate Governance Committee provides that among the Committee’s responsibilities is the review and approval of any material transaction between us and any of our directors or executive officers or any entity affiliated with such a person, including assessing whether the transaction is fair and in our interests, why we should enter into it with a related rather than an unrelated party, and whether public disclosure is required.

In addition, the Nominating and Corporate Governance Committee developed and the Board of Directors approved our Corporate Governance Guidelines and our Code of Conduct and Ethics, including a Code of Ethics for the Chief Executive Officer and Senior Financial Officers, as required by Section 406 of the Sarbanes-Oxley Act. The Committee reviews the Guidelines and Code on an annual basis, or more frequently if appropriate, and recommends to the Board of Directors changes as necessary.

In addressing conflicts of interest, the Code provides that no officer, director or employee may be subject to influences, interests or relationships that conflict with the best interests of the company. It states that a conflict of interest exists when a person is in a position to influence a decision that may personally benefit that person or a person he or she is related to by blood or marriage as a result of the company’s business dealings. The Code provides that each officer, director and employee of the company must avoid any investment, interest or association that interferes or might interfere with that person’s independent exercise of judgment in the company’s best interests, and that service to the company should never be subordinated to personal gain or advantage.

In an effort to help avoid these and other conflicts of interest, the Code sets forth certain rules the company has adopted, including rules that prohibit: (a) officers, directors or any employees who buy or sell goods or services or have responsibility connected to buying and selling for or on behalf of the company and members of their respective families from having certain economic interests in business concerns that transact business with the company or are in competition with it; (b) officers, directors or employees or members of their respective families from giving or accepting certain gifts to or from any person soliciting or doing business with the company; (c) officers or employees of the company from serving as a director of any other company that is organized for profit without the written approval of the Nominating and Corporate Governance Committee; and (d) officers, directors or employees from having any material interest in a business that deprives the company of any business opportunity or is in any way detrimental to the company.

Each officer and director must report all actual or potential conflicts of interest to the Nominating and Corporate Governance Committee. Directors must also comply with the conflict provisions relating to directors set forth in our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will resolve all conflicts of interest involving officers or directors. If a conflict involves a member of the Nominating and Corporate Governance Committee, that committee will resolve the conflict only if there are two disinterested directors remaining on that committee. Otherwise, the matter will be resolved by the entire Board of Directors. If a significant conflict exists involving a director that cannot be resolved and cannot be waived, the director must resign.

The Nominating and Corporate Governance Committee has the sole authority to waive provisions of our Code of Conduct and Ethics with respect to executive officers and directors in specific circumstances where it determines that such waiver is appropriate, subject to compliance with applicable laws and regulations. Any such waivers will be promptly disclosed to our stockholders to the extent required by applicable laws and regulations.

AUDIT COMMITTEE REPORT

The Audit Committee has prepared the following report for Waste Connections’ stockholders.

The Audit Committee, whose chairman is Mr. Harlan and whose other current members are Messrs. Razzouk and Davis, met five times in 2011. The Audit Committee operates under a written charter adopted by the Board of Directors.

Management is responsible for Waste Connections’ internal controls and the financial reporting process. The company’s independent registered public accounting firm is responsible for: (i) auditing the effectiveness of the company’s internal control over financial reporting based on its audit; and (ii) performing an independent audit of the company’s consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibilities are to review the company’s internal controls and the objectivity of its financial reporting, and to meet with appropriate financial personnel and the company’s independent registered public accounting firm in connection with these reviews. The Audit Committee also reviews the professional services provided by the company’s independent registered public accounting firm and reviews such other matters concerning Waste Connections’ accounting principles and financial and operating policies, controls and practices, its public financial reporting policies and practices, and the results of its annual audit as the Audit Committee may find appropriate or as may be brought to the Audit Committee’s attention.

In this context, the Audit Committee has met and held discussions with Waste Connections’ management and its independent registered public accounting firm. Management represented to the Audit Committee that Waste Connections’ consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committee), as amended, as adopted by the Public Company Accounting Oversight Board, or the PCAOB, in Rule 3200T.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communication with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm that firm’s independence and considered the compatibility of non-audit services with the auditors’ independence.

Based on the Audit Committee’s review and discussions referred to above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Waste Connections’ Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC.

This report is submitted on behalf of the Audit Committee.

Michael W. Harlan, Chairman

Robert H. Davis

William J. Razzouk

PROPOSAL 2 — APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP audited our consolidated financial statements for the fiscal year 2011. The Audit Committee of the Board of Directors requests that stockholders ratify its selection of PricewaterhouseCoopers LLP to serve as the company’s independent registered public accounting firm for the fiscal year 2012. We expect representatives of PricewaterhouseCoopers LLP to be present at the Annual Meeting of Stockholders. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions. Ratification by stockholders is not required by law, our Amended and Restated Certificate of Incorporation or our Third Amended and Restated Bylaws in order for the Audit Committee to appoint an independent registered public accounting firm, but the appointment is submitted to you by the Audit Committee in order to give stockholders a voice in the appointment of the company’s independent registered public accounting firm. If the stockholders should fail to ratify the appointment of PricewaterhouseCoopers LLP, the Audit Committee would reconsider the appointment. Even if stockholders approve the appointment, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the company and our stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR 2012.

The following table sets forth fees billed for professional services rendered in 2011 and 2010 by PricewaterhouseCoopers LLP.

	2011	2010
Audit Fees	$1,207,480	$1,179,458
Audit-Related Fees	—	—
Tax Fees	11,700	30,000
All Other Fees	3,600	3,000
Total	$1,222,780	$1,212,458

Audit Fees consist of fees associated with both the audit of our consolidated financial statements and the audit of our internal control over financial reporting for fiscal years 2011 and 2010, review of the consolidated financial statements included in our quarterly reports on Form 10-Q, consents, assistance with review of documents filed with, or furnished to, the SEC, and accounting consultations.

Tax Fees consist of fees associated with tax compliance, advice and planning in 2011 and 2010. Tax compliance, advice and planning in 2011 principally included discussions regarding state income and excise taxes and various other tax-related consultations and, in 2010, principally included review of a Form 3115 Application for Change in Accounting Method and various other tax-related consultations.

All Other Fees consist of a license fee for an online accounting and reporting research database.

The Audit Committee considers the services provided by PricewaterhouseCoopers LLP described under “Tax Fees” and “All Other Fees” to be compatible with PricewaterhouseCoopers LLP’s independence during the periods covered.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy that requires advance approval of all audit, audit-related, tax and other services performed by the independent registered public accounting firm. The policy provides for pre-approval by the Audit Committee of specifically defined audit and non-audit services. Unless the specific service has been previously pre-approved with respect to that year, the Audit Committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The Audit Committee has delegated to the chairman of the Audit Committee authority to approve permitted services, provided that the chairman reports all approvals to the Audit Committee at its next meeting. All of the fees described above under “Audit Fees”, “Tax Fees” and “All Other Fees” were approved by the Audit Committee.

PROPOSAL 3 — ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

(SAY ON PAY)

We are requesting our stockholders to provide advisory approval of the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the narrative discussion set forth on pages 16 to 27 of this Proxy Statement. This non-binding advisory vote is commonly referred to as a “say-on-pay” vote.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

Background

At last year’s Annual Meeting of Stockholders, we provided our stockholders with the opportunity to cast an advisory vote regarding the compensation of our named executive officers as disclosed in the proxy statement for the 2011 Annual Meeting of Stockholders. At that annual meeting, our stockholders overwhelmingly approved the proposal, with more than 93% of the votes cast voting in favor of the proposal. We also asked our stockholders to indicate if we should hold a “say-on-pay” vote every one, two or three years. Our stockholders indicated by advisory vote their preference to hold a say-on-pay vote annually, and based on the voting results, our Board of Directors elected to hold a stockholder say-on-pay vote annually. In accordance with the Board of Directors’ determination to hold a stockholder say-on-pay vote annually as a matter of good corporate governance, this year we are again asking our stockholders to vote “For” the compensation of our named executive officers as disclosed in this Proxy Statement.

Our Compensation Committee, which is responsible for designing and administering our executive compensation program, has designed our executive compensation program to provide a competitive and internally equitable compensation and benefits package that, among other objectives, reflects company performance, job complexity and value of the position, while ensuring long-term retention, motivation and alignment with the long-term interests of our stockholders. We believe the compensation program for our named executive officers has been instrumental in helping Waste Connections achieve strong financial performance and total stockholder returns, most notably during the challenging economic environment over the past few years. The following is a summary of some of the key points of our executive compensation program. We encourage you to carefully review the “Compensation Discussion and Analysis” beginning on page 16 of this Proxy Statement for additional details on Waste Connections’ executive compensation, including Waste Connections’ compensation philosophy and objectives, as well as the processes our Compensation Committee used to determine the structure and amounts of the compensation of our named executive officers in fiscal 2011.

•

We emphasize pay-for-performance.    We believe a significant portion of our executives’ compensation should be variable and at risk and tied to our measurable performance. The Compensation Committee has designed our executive compensation program so that total compensation is earned largely based on attaining multiple pre-established financial performance goals.

•

We believe that our compensation programs are strongly aligned with the long-term interests of our stockholders.    We believe that equity awards serve to align the interests of our executive officers with those of our long-term stockholders by encouraging long-term performance. As such, equity awards are a key component of our executive compensation program.

•

We believe that we provide competitive pay opportunities that are intended to reflect best practices.    The Compensation Committee periodically reviews our executive compensation program with the intent to provide competitive pay opportunities and reflect best practices. Beginning in 2012, we implemented new Separation Benefits Plans with our NEOs that, among other things, removed certain “single-trigger” payments in connection with a change in control and eliminated change in control excise tax gross-up rights.

•

We are committed to having strong governance standards with respect to our compensation program, procedures and practices.    Pursuant to our commitment to strong governance standards, the Compensation Committee is comprised solely of independent directors. The Compensation Committee periodically retains an independent compensation consultant to provide it with advice and guidance on Waste Connections’ executive compensation program design and to evaluate our executive compensation. The Compensation Committee oversees and periodically assesses the risks associated with our company-wide compensation structure, policies and programs to determine whether such programs encourage excessive risk taking. We also have stock ownership guidelines for our Board members and certain NEOs.

We are asking you to indicate your support for the compensation of our named executive officers as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking you to vote, on an advisory basis, “For” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Waste Connections, Inc.’s named executive officers, as disclosed pursuant to the Securities and Exchange Commission’s compensation disclosure rules, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth on pages 16 to 27 of this Proxy Statement, is hereby approved.”

While the results of this advisory vote are not binding, the Compensation Committee will consider the outcome of the vote in deciding whether to take any action as a result of the vote and when making future compensation decisions for named executive officers. Unless the Board of Directors modifies the determination on the frequency of future say-on-pay votes, the next say-on-pay vote will be held at the 2013 annual meeting of stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE PROPOSAL TO APPROVE THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 4 — STOCKHOLDER PROPOSAL CONCERNING ADOPTION OF A SIMPLE MAJORITY VOTING STANDARD

Mr. James McRitchie, 9295 Yorkship Court, Elk Grove, CA, 94758, owner of 300 shares of our common stock since November 15, 2010, has given notice that he, or his proxy, intends to present at the Annual Meeting the following proposal, which is OPPOSED by the Board of Directors.

Stockholder Proposal

Adopt a Simple Majority Vote

Shareholders request that our board take the steps necessary so that each shareholder voting requirement in our charter and bylaws that calls for a greater than simple majority vote be changed to require a majority of the votes cast for and against the proposal, or a simple majority in compliance with applicable laws.

Shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance. Supermajority voting requirements have been found to be one of six entrenching mechanisms that are negatively related to company performance. Source: “What Matters in Corporate Governance?” by Lucien Bebchuk, Alma Cohen and Allen Ferrell, Harvard Law School, Discussion Paper No. 491 (September 2004, revised March 2005).

This proposal topic won from 74% to 88% support at Weyerhaeuser, Alcoa, Waste Management, Goldman Sachs, FirstEnergy, McGraw-Hill and Macy’s. The proponents of these proposals included William Steiner and James McRitchie.

Currently a 1%-minority can frustrate the will of our 66%-shareholder majority. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management.

The merit of this proposal should also be considered in the context of the opportunity for additional improvement in our company’s 2011 reported corporate governance in order to more fully realize our company’s potential:

The Corporate Library, an independent investment research firm, rated our company “D” with “High Governance Risk,” “High Concern” in Board Composition and “High Concern” in Executive Pay.

The Corporate Library said our small 5-member board was likely to be challenged in maintaining adequate independence, committee memberships and oversight of management.

Plus four board members had served for 10 to 14-years and controlled all of our board’s committees. Since our board was classified, each director was not held accountable to shareholders on an annual basis.

Michael Harlan was designated as a “Flagged (Problem) Director” by the Corporate Library due to his responsibilities at U.S. Concrete, Inc., leading up to its bankruptcy. Nonetheless Mr. Harlan still chaired our 3-member Audit Committee. Robert Davis received our highest negative votes by far — 18% and was also one-third of our Audit Committee.

The Corporate Library said the only equity given to our Named Executive Officers since 2007 consisted of restricted stock units that simply vest after time. Additionally, NEOs continued to realize pay on the exercise of previously given stock options — over $3.7 million in 2010 for CEO Ronald Mittelstaedt and $13 million total for all NEOs.

Equity pay should have performance-vesting features in order to assure full alignment with shareholder interests. Market-priced options can provide financial rewards due to a rising market alone, regardless of an executive’s performance. Also, our CEO was entitled to personal use of corporate jets and health club reimbursement. Finally, Mr. Mittelstaedt was potentially entitled to $10 million if there was a change in control.

Please encourage our board to respond positively to this proposal to initiate the improved governance we deserve: Adopt Simple Majority Vote — Yes on 4.

Board of Directors Statement in Opposition to Stockholder Proposal

THE BOARD OF DIRECTORS OPPOSES PROPOSAL 4 AND UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 4 FOR THE FOLLOWING REASONS:

The Board of Directors has considered this proposal and concluded that its adoption is unnecessary and not in the best interests of our stockholders.

The company’s supermajority voting provisions ensure that a broad consensus of stockholders agree on significant corporate changes.

Under the company’s existing governance documents, a “simple majority vote” applies to many matters submitted for stockholder approval. For a limited number of significant corporate transactions, the Certificate of Incorporation provides that stockholders of at least two-thirds of the outstanding shares of common stock approve the recommended action. These significant corporate transactions include:

•	approval of a stockholder action to amend, repeal or alter the bylaws;

•	the removal of directors; and

•	amendments to certain provisions of our certificate of incorporation, including those providing for a classified board of directors.

After careful consideration, the Board of Directors believes that the supermajority voting requirements are reasonable and appropriate for these significant matters that affect the company. The company’s two-thirds supermajority vote provisions are designed to protect all Waste Connections stockholders against coercive tactics by requiring that a broad consensus of stockholders agree on changes related to these significant corporate matters. Delaware law permits supermajority voting requirements and many publicly traded companies have adopted these provisions to preserve and maximize value for all stockholders.

The supermajority voting provisions protect Waste Connections stockholders against the actions of short-term investors such as hedge funds or corporate raiders. The supermajority voting provisions are in the best interest of Waste Connections stockholders because they increase stability, improve long-term planning and represent a broad consensus of stockholders.

If a simple majority vote standard were adopted, and only 50.1 percent of the shares are present at a stockholders’ meeting, a minority of stockholders representing as little as 25.1 percent of the outstanding voting power of the company could approve corporate changes that may be damaging to the long-term interest of the majority of company stockholders. The Board of Directors believes that the more meaningful supermajority voting requirements are appropriate for issues that would have a long-lasting effect on the company. The Board of Directors is subject to fiduciary duties under the law to act in a manner that it believes to be in the best interests of the company and its stockholders. Stockholders, on the other hand, do not have the same fiduciary duties as the Directors. As a result, a group of short-term stockholders may act in their own self-interest to the detriment of other stockholders. Accordingly, the Board of Directors believes that our supermajority voting standards are necessary to safeguard the long-term interests of the company and all its stockholders.

The company’s Nominating and Corporate Governance Committee regularly considers and evaluates corporate governance developments and recommends appropriate changes to the Board of Directors. The company’s governance policies and practices fully comply with all corporate governance standards of the New York Stock Exchange and the SEC. The Board of Directors believes that implementation of this proposal would adversely impact the company’s carefully considered corporate governance practices and, therefore, is not in the best interests of the company and its stockholders.

It is important to note that stockholder approval of this proposal would not in itself remove the supermajority vote standards. Under the laws of Delaware, the company’s state of incorporation, the Board of Directors must first authorize an amendment to the company’s certificate of incorporation that would be submitted to stockholders at a subsequent meeting. To implement the proposal, stockholders would have to approve the amendment by an affirmative vote of not less than two-thirds of the outstanding shares entitled to vote.

The company’s governance practices are consistent with the company’s strong financial performance.

Waste Connections is committed to corporate governance policies and practices that enhance stockholder returns. Its policies are designed to ensure that the company is governed in accordance with the highest standards of integrity and in the best interest of its stockholders. The relatively smaller size of our Board of Directors has made it an effective decision-making body as witnessed by the company’s nearly 15-year track record of growth and stockholder value creation. Furthermore, each director’s tenure with the company and the solid waste industry provide the directors with deep institutional knowledge of the markets we serve, our personnel and our strategy. The company has delivered an average annual return to stockholders of 13.9% percent versus the S&P 500’s 1.4% percent return over the 10-year period ending December 31, 2011. The company’s return to stockholders exceeded the S&P 500 for the previous one-, three-, five- and ten-year time periods. In addition, the company’s total cumulative stockholder return, or TSR, has exceeded the TSR of our solid waste peer group over the past five years. The Compensation Committee’s most recent review of NEO compensation in 2011 concluded that the company had achieved strong financial performance over the past five years exceeding the 50th percentile of its comparator group with target compensation levels positioned below the 50th percentile. Actual compensation levels in 2011 were closer to the 50th percentile due to above target payouts of performance-based incentive compensation. Accordingly, the Board has concluded that the company’s limited supermajority voting provisions do not, as the proponent suggests, negatively impact the company’s strong performance. On the contrary, the Board believes that the company’s governance structure positions the company for profitable long-term growth and disciplined capital deployment for the benefit of its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.

PROPOSAL 5 — STOCKHOLDER PROPOSAL CONCERNING ADOPTION OF A POLICY THAT THE CHAIRMAN OF THE BOARD BE AN INDEPENDENT DIRECTOR

The International Brotherhood of Teamsters General Fund, 25 Louisiana Avenue, NW, Washington, DC 20001, owner of 168 shares of our common stock since December 13, 2006, has given notice that it, or its proxy, intends to present at the Annual Meeting the following proposal, which is OPPOSED by the Board of Directors.

Stockholder Proposal

RESOLVED:    The shareholders of Waste Connections, Inc. (the “Company”) urge the Board of Directors to adopt a policy that the Board’s chairman be an independent director. The policy should be implemented so as not to violate any contractual obligation and should specify: (a) how to select a new independent chairman if a current chairman ceases to be independent during the time between annual meetings of shareholders; and (b) that compliance with the policy is excused if no independent director is available and willing to serve as chairman.

SUPPORTING STATEMENT:    It is the responsibility of the Board of Directors to protect shareholders’ long-term interests by providing independent oversight of management. By setting agendas priorities and procedures, the position of Chairman is critical in shaping the work of the Board.

In our opinion, a Board of Directors is less likely to provide rigorous independent oversight of management if the Chairman is the CEO, as is the case with our Company. CEO Robert J. Mittelstaedt has served as both Chairman and CEO since January 1998.

We believe that having a board chairman who is independent of the Company and its management is a governance practice that will promote greater management accountability to shareholders and lead to a more objective evaluation of management.

According to the Millstein Center for Corporate Governance and Performance (Yale School of Management), “The independent chair curbs conflicts of interest, promotes oversight of risk, manages the relationship between the board and CEO, serves as a conduit for regular communication with shareowners, and is a logical next step in the development of an independent board.” (Chairing the Board: The Case for Independent Leadership in Corporate North America, 2009).

An NACD Blue Ribbon Commission on Directors’ Professionalism recommended several years ago that an independent director should be charged with “organizing the board’s evaluation of the CEO and provide ongoing feedback; chairing executive sessions of the board; setting the agenda and leading the board in anticipating and responding to crises.” A blue-ribbon report from The Conference Board echoed that sentiment a few years later.

A number of institutional investors believe that a strong, objective board leader can best provide the necessary oversight of management. Thus, the California Public Employees’ Retirement System’s Global Principles of Accountable Corporate Governance recommends that a Company’s board should generally be chaired by an independent director, as does the Council of Institutional Investors.

We thus believe that an independent director serving as chairman can help ensure the functioning of an effective board.

We urge you to vote FOR this resolution.

Board of Directors Statement in Opposition to Stockholder Proposal

THE BOARD OF DIRECTORS OPPOSES PROPOSAL 5 AND UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 5 FOR THE FOLLOWING REASONS:

The Board of Directors has considered this proposal and concluded that its adoption is unnecessary and not in the best interests of our stockholders.

The Board believes that the company and its stockholders are best served by having Ronald J. Mittelstaedt, our current Chief Executive Officer, also continue to serve as our Chairman. The Board feels that combining the positions of Chairman and Chief Executive Officer encourages unified leadership for the company and allows management to execute the company’s strategic and business plans in a clear and efficient manner. Mr. Mittelstaedt has been Chief Executive Officer since the company was formed in 1997, and was elected Chairman in January 1998.

Mr. Mittelstaedt is widely regarded as one of the most knowledgeable and astute executives in the solid waste industry. The Board believes his constant and uninterrupted leadership has been a significant factor in our success. For example:

•	Our revenue in 1997, the year before we went public, was $24.4 million, compared to $1.5 billion for 2011.

•	In 1998, we had approximately 266 full-time employees compared to approximately 5,900 currently.

•	In 1998, we served approximately 139,000 commercial, industrial and residential customers compared to approximately two million currently.

•

At the time of our initial public offering, 100 shares of our stock were worth $1,200, or $12.00 per share. At December 31, 2011, after our June 24, 2004, March 14, 2007 and November 15, 2010 stock splits, those 100 shares had grown to 338.5 shares and were worth approximately $11,184.75, or $33.14 per share, up more than 825%.

•

With Mr. Mittelstaedt as Chairman and Chief Executive Officer, we continued to achieve superior performance even during the most recent recession, which arguably was the most challenging operating environment in our company’s history. For the five year period ending December 31, 2011, our total stockholder return, or TSR, was 81.5%, easily outpacing the approximately -1.2% TSR for the S&P 500 Index and 11.6% for our solid waste industry peer group.

The Board believes an independent chairman is unnecessary for Waste Connections to ensure independent oversight, objective evaluation and accountability of management. Apart from Mr. Mittelstaedt, our Board consists of strong and independent directors who bring important knowledge and experience in managing public companies and with respect to financial matters and who effectively perform their oversight, evaluation and management accountability functions. As noted above under “Corporate Governance and Board Matters — Direct Independence; Lead Independent Director,” Mr. Harlan currently serves as our lead independent director. Among his many duties, our lead independent director:

•	presides at all meetings of the Board at which the Chairman is not present;

•	presides over each meeting of non-management directors;

•	has the authority to call meetings of non-management directors;

•	helps facilitate communication between the Chairman/CEO and the non-management directors; and

•	may request inclusion of additional agenda items for Board meetings.

The Board’s committees also vigorously oversee the effectiveness of management policies and decisions, including the execution of key strategic initiatives. The Board’s Audit, Compensation and Nominating and Corporate Governance Committees are comprised entirely of independent directors. Consequently, independent directors directly oversee such critical matters as the integrity of our financial statements, the compensation of executive management, including Mr. Mittelstaedt’s compensation, the selection and evaluation of directors, and the development and implementation of corporate governance programs. Our internal auditor also regularly meets with the Audit Committee, without the presence of management, to provide objective evaluations of our performance and compliance.

We believe that this proposal, if adopted, would deprive the Board of the flexibility it currently enjoys to constitute the leadership of Waste Connections in the manner it believes most effectively serves the interests of the company and its stockholders. Our existing leadership structure allows the Board, using its collective business judgment, to select a chairman who possesses the knowledge of Waste Connections and our industry and who has the necessary commitment and skill to effectively guide us in both difficult and positive economic times, regardless of whether that person is an independent director.

Furthermore, if the Board adopts the policy advocated by the proposal, it would require the Board to remove Mr. Mittelstaedt as the Chairman of the Board, which in turn may cause Mr. Mittelstaedt to seek to terminate his employment with the company for “good reason” pursuant to his Separation Benefits Plan and Employment Agreement. Pursuant to that agreement, Mr. Mittelstaedt would be entitled to receive, among other things, an immediate lump sum payment of $7,500,000, continued health benefits for three years and the immediate vesting of all outstanding but unvested time-based equity awards if he terminates his employment with the company because he is assigned duties inconsistent with and resulting in a material diminution of his position (including status, offices, titles, responsibilities and reporting requirements), authority, duties or responsibilities as they existed on the effective date of the agreement.

In sum, the Board believes that Waste Connections and its stockholders have been and continue to be well served by Mr. Mittelstaedt’s leadership as Chairman of the Board. Our current leadership model, when combined with the current composition of the Board and the other elements of our governance structure, strikes an appropriate balance between strong and consistent leadership and independent and effective oversight of Waste Connections’ business and affairs.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” PROPOSAL 5.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely upon a review of reports on Forms 3, 4 and 5, and amendments to those reports, furnished to us during and with respect to fiscal year 2011 pursuant to Section 16 of the Exchange Act, and written representations from the executive officers and directors that no other reports were required, we believe that no executive officers, directors or beneficial owners of more than ten percent of a registered class of our equity securities were late in filing such reports during 2011, with the following exceptions: Mr. Patrick J. Shea filed one late report on Form 4 for the award and vesting of restricted stock units in February 2011; and Mr. Greg Thibodeaux filed one late report on Form 3 in January 2011, and one late report on Form 4 for the award and vesting of restricted stock units in February 2011.

Stockholder Proposals for 2013 Annual Meeting of Stockholders

To be considered for inclusion in next year’s proxy materials, stockholder proposals must be in writing and be received by the Secretary of Waste Connections, at the address set forth on the first page of this proxy statement, no later than the close of business (Central Standard Time) on December 6, 2012. Stockholder proposals to be presented at the company’s 2013 Annual Meeting of Stockholders will be considered untimely, within the meaning of our Bylaws, unless received not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder to be timely must be received not later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which public disclosure of the date of such annual meeting was first made.

Annual Report to Stockholders and Form 10-K

Our Annual Report on Form 10-K for the fiscal year 2011 filed with the SEC, and the exhibits filed with it, are available on the company’s web site at www.wasteconnections.com. Upon request by any stockholder to the company’s Secretary at the company’s address listed on the first page of this proxy statement, a copy of our 2011 Form 10-K, without exhibits, will be furnished without charge, and a copy of any or all exhibits to our 2011 Form 10-K will be furnished for a fee which will not exceed our reasonable expenses in furnishing the exhibits.

Other Business

The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting of Stockholders. It is important that the proxies are submitted promptly and that your shares are represented. You are urged to mark, date, execute and promptly return the accompanying proxy card in the enclosed envelope or submit your proxy pursuant to instructions you receive from your bank or broker, by using the Internet or your telephone.

By Order of the Board of Directors,

Patrick J. Shea

Secretary

April 4, 2011

Directions to HYATT MARKET STREET, The Woodlands

9595 Six Pines, The Woodlands, TX • (281) 203-5005

to Conroe
Lake Woodlands Dr
Market St
Market Cir.
HYATT
S. Mitchell
Six Pines Dr
Lake Robbins Dr
Woodlands Parkway
N
W
E
S
(Map Not To Scale)
Lake Woodlands Drive
The Woodlands, TX
Lake Robbins Dr
Six Pines Dr
Woodlands Parkway
I-45
Hardy Toll Road
Bush Intcntl Airport
to Houston

Directions coming North on I-45:

Take **Exit 76B** and merge onto **Woodlands Parkway**
Turn *Right* onto **Six Pines Drive**, then *Left* onto **Market Street**
Follow Market Street to Market Circle
Hyatt Market Street will be on the Right

Directions coming South on I-45:

Take **Exit 76 – Robinson Rd. / Woodlands Parkway** and merge onto I-45 frontage
Turn slight *Right* onto **Lake Woodlands Drive**
Turn *Left* onto **Six Pines Drive**, then *Right* onto **Market Street**
Follow Market Street to Market Circle
Hyatt Market Street will be on the Right

PROXY

WASTE CONNECTIONS, INC.

ANNUAL MEETING OF STOCKHOLDERS

Friday, May 18, 2012

10:00 A.M., Central Daylight Time

HYATT MARKET STREET

9595 Six Pines

The Woodlands, Texas 77380

Waste Connections, Inc. Waterway Plaza Two 10001 Woodloch Forest Drive, Suite 400 The Woodlands, Texas 77380	Proxy

This proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on May 18, 2012.

The undersigned holder of Common Stock of Waste Connections, Inc. (“WCI”) acknowledges receipt of WCI’s Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 4, 2012, and Annual Report to Stockholders for the fiscal year 2011. The undersigned revokes all prior proxies and appoints Ronald J. Mittelstaedt and Worthing F. Jackman, and each of them, individually and with full powers of substitution and resubstitution, proxies for the undersigned to vote all shares of WCI Common Stock that the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held on Friday, May 18, 2012, at 10:00 a.m., Central Daylight Time, at the Hyatt Market Street, 9595 Six Pines, The Woodlands, Texas 77380, and any adjournment thereof, as designated on the reverse side of this Proxy Card.

THIS PROXY WILL BE VOTED ACCORDING TO THE SPECIFICATIONS YOU MAKE ON THE REVERSE SIDE. IF YOU DO NOT MAKE SPECIFICATIONS ON THE REVERSE SIDE BUT YOU DO SIGN AND DATE THIS PROXY CARD, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND “AGAINST” PROPOSALS 4 AND 5, EACH OF WHICH IS REFERRED TO ON THE REVERSE SIDE. IN EITHER CASE, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

Please detach here

The Board of Directors Unanimously Recommends a Vote “FOR” each of the nominees in Proposal 1, “FOR” Proposals 2 and 3, and “AGAINST” Proposals 4 and 5.

1. Election of Directors:

01 Michael W. Harlan	☐ For	☐ Against	☐ Abstain

02 William J. Razzouk	☐ For	☐ Against	☐ Abstain

2. Ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2012.

☐ For	☐ Against	☐ Abstain

3. Approval on a non-binding, advisory basis of the compensation of our named executive officers as disclosed in the proxy statement (“say on pay”).

☐ For	☐ Against	☐ Abstain

4. Stockholder proposal concerning adoption of a simple majority voting standard in our charter and bylaws.

☐ For	☐ Against	☐ Abstain

5. Stockholder proposal concerning adoption of a policy that the chairman of our Board of Directors be an independent director.

☐ For	☐ Against	☐ Abstain

IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” EACH OF THE NOMINEES IN PROPOSAL 1, “FOR” PROPOSALS 2 AND 3, AND “AGAINST” PROPOSALS 4 AND 5.

Address Change? Mark Box	☐	Indicate changes below:

If you plan to attend the Annual Meeting of Stockholders, please mark the following box.    ☐

Date: , 2012

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy. If the shares of common stock represented by the proxy are held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.